		Filed Pursuant to Rule 424(b)(2)
		Registration No. 333-131159

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee (1)

8.75% Non-Cumulative Perpetual Convertible Preferred Stock, Series C (.01 par value)	$575,000,000	$22,597.50

(1) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 17, 2007)

10,000,000 Shares of 8.75%
Non-Cumulative Perpetual Convertible
Preferred Stock, Series C

CIT Group Inc. is offering 10,000,000 shares of its 8.75% Non-Cumulative Perpetual Convertible Preferred Stock, Series C, $0.01 par value, with a liquidation preference of $50 per share (the “Preferred Stock”).

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2008. For each quarterly dividend period from the issue date of the Preferred Stock, we will pay declared dividends at a rate of 8.75% per annum. Dividends on the Preferred Stock will not be cumulative.

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 3.9526 shares of our common stock, $0.01 par value (the “common stock”) (which reflects an approximate initial conversion price of $12.65 per share of common stock, which is a 15% premium over the public offering price in the concurrent offering of our common stock described below), plus cash in lieu of fractional shares, subject to anti-dilution adjustments. The conversion rate will be adjusted as described herein upon the occurrence of certain other events.

The Preferred Stock is not redeemable by us at any time. On or after June 20, 2015, if the closing price of our common stock exceeds 150% of the then-applicable conversion price for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate.

We have applied to list the Preferred Stock on the New York Stock Exchange under the symbol “CITPrC”. If approved for listing, we expect trading of the Preferred Stock to begin within 30 days after we issue the Preferred Stock.

We are also making a concurrent offering of 91,000,000 shares of our common stock, par value $0.01 per share, (or 104,650,000 shares if the underwriters exercise their over-allotment option in full) in a public offering. That offering is being made by a separate prospectus supplement and is not part of the offering to which this prospectus supplement relates.

Investing in the Preferred Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement to read about factors that you should consider before buying the Preferred Stock.

	Per share	Total

Public offering price(1)	$50.00	$500,000,000

Underwriting discounts and commissions	$1.50	$15,000,000

Proceeds to us (before expenses)(1)	$48.50	$485,000,000

(1)	Plus accrued dividends, if any, from April 25, 2008 to the date of delivery.

We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional 1,500,000 shares of the Preferred Stock at the public offering price less the underwriting discounts and commissions, solely to cover over-allotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the shares of Preferred Stock in book-entry only form through the facilities of The Depository Trust Company on or about April 25, 2008.

JPMorgan     Morgan Stanley     Lehman Brothers     Citi

The date of this prospectus supplement is April 21, 2008

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the Preferred Stock we are offering or the common stock into which it is convertible. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read carefully both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” below.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the company,” “CIT,” “CIT Group” and “CIT Group Inc.” refer to CIT Group Inc. and its subsidiaries. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus or any free writing prospectus prepared by CIT. We and the underwriters have not authorized anyone else to provide you with different or additional information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the front of that document.

The distribution of this prospectus supplement and the attached prospectus and the offering of the Preferred Stock in certain jurisdictions may be restricted by law. We are not making an offer of the Preferred Stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the attached prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Preferred Stock. We are not making any representation to you regarding the legality of an investment in the Preferred Stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our Web site at www.cit.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into, and does not form a part of, this prospectus supplement or the accompanying prospectus.

We are incorporating by reference into this prospectus supplement and the accompanying prospectus the information that CIT Group Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of this offering.

We incorporate by reference the documents listed below.

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Definitive Proxy Statement filed with the SEC on March 25, 2008;

•	our Additional Definitive Proxy Statement filed with the SEC on March 26, 2008;

•

our Current Reports on Form 8-K filed with the SEC on January 11, 2008 (other than Item 2.02), January 17, 2008, January 22, 2008, January 23, 2008, January 25, 2008, January 29, 2008, February 5, 2008, February 6, 2008 (amendment to our Current Report on Form 8-K filed on January 23, 2008), February 6, 2008 (amendment to our Current Report on Form 8-K filed on January 29, 2008), February 12, 2008, February 14, 2008, February 21, 2008, February 26, 2008, March 4, 2008, March 12, 2008, March 14, 2008, March 20, 2008, April 3, 2008, April 17, 2008 and April 18, 2008; and

•	the description of our common stock contained in Form 8-A filed on June 26, 2002, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn A. Votek
Executive Vice President And Treasurer
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the attached prospectus and the documents incorporated by reference in this prospectus supplement.

CIT Group Inc.

CIT Group Inc., a Delaware corporation, is a leading global commercial finance company with a focus on providing financing products and services to middle-market companies and serving global vendor relationships. Founded in 1908, we provide financing and leasing capital for companies in a wide variety of industries. We offer vendor, equipment and commercial finance products, factoring, small business lending, structured financing products, and commercial real estate financing, as well as mergers and acquisitions and management advisory services. We previously offered mortgage and student loans to consumers. We have ceased originating new business in both areas, although we continue to own significant home lending and student lending assets. On July 18, 2007, we announced our decision to exit the home lending business and redeploy resources to other businesses. On August 28, 2007, we ceased originating new home lending assets due to disruptions in that market. On April 3, 2008, we ceased originating new student loans due to disruptions in the credit market and changes in the regulatory environment, although we will continue to fund existing commitments of approximately $200 million.

We have broad access to customers and markets through our diverse businesses. Each business has industry alignment and focuses on specific sectors, products, and markets, with portfolios diversified by client and geography. The majority of our businesses focus on commercial clients with a particular focus on middle-market companies. We serve a wide variety of industries. Our largest industries include transportation, particularly aerospace and rail, and a broad range of manufacturing and retailing. We also serve the wholesaling, healthcare, communications, media and entertainment and various service-related industries. Our SBA preferred lender operations has been recognized as the nation’s #1 SBA Lender (based on 7(a) program volume) in each of the last eight years.

Our commercial products include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit and interest rate protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, acquisition and expansion financing and U.S. government-backed small business loans. Our commercial offerings include both fixed and floating-interest rate products.

We also offer a wide variety of services to our clients, including capital markets structuring and syndication, finance-based insurance, and advisory services in asset finance, balance sheet restructuring, merger and acquisition and commercial real estate analysis.

We generate transactions through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors, and through referral sources and other intermediaries. In addition, our business units work together both in referring transactions among units (i.e. cross-selling) and by combining various products and structures to meet our customers’ overall financing needs. We also buy and sell participations in and syndications of finance receivables and lines of credit. From time to time, in the normal course of business, we purchase finance receivables on a wholesale basis (commonly called bulk portfolio purchases).

We generate revenue by earning interest income on the loans we hold on our balance sheet, collecting rentals on the equipment we lease and earning fee and other income for the financial services we provide. We also syndicate and sell certain finance receivables and equipment to leverage our origination capabilities, reduce concentrations, manage our balance sheet or improve profitability.

We fund our business in the global capital markets, principally through asset-backed and other secured financing arrangements, commercial paper, unsecured term debt, and broker-originated deposits, although we are not currently accessing the commercial paper and unsecured term debt markets. We rely on these diverse funding sources to maintain liquidity and strive to mitigate interest rate, foreign currency, and other market risks through disciplined matched funding strategies. In addition, our business model is highly dependent on these diverse funding sources, particularly the unsecured debt markets, in order to efficiently fund our business and achieve adequate returns on equity.

Our principal executive offices are located at 505 Fifth Avenue, New York, New York 10017. Our telephone number is (212) 771-0505.

The Offering

The following information about the Preferred Stock summarizes, and should be read in conjunction with, the information contained elsewhere in this prospectus supplement and in the attached prospectus.

Securities Offered

We are offering 10,000,000 shares of our Preferred Stock (or 11,500,000 shares if the underwriters’ over-allotment option is exercised in full), with each share of Preferred Stock having a liquidation preference of $50 per share.

We may elect from time to time to issue additional shares of Preferred Stock, without notice to, or consent from, the existing holders of Preferred Stock, and all those additional shares would be deemed to form a single series with the Preferred Stock described by this prospectus supplement and the attached prospectus.

Dividends

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly, in arrears. For each quarterly dividend period from the issue date of the Preferred Stock, we will pay declared dividends at a rate of 8.75% per annum.

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date (as defined below), that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the quarterly dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will begin on and include the original issue date of the Preferred Stock.

Subject to the conditions described below, dividends (payable in cash, stock, or otherwise), as may be determined by the board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other securities ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

See “Description of the Preferred Stock—Dividends” for more information about the payment of dividends.

Dividend Payment Dates

Dividends on the Preferred Stock will be payable quarterly, when, as, and if declared by our board of directors or a duly authorized committee of our board, on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2008 (each a “dividend payment date”). If any date on which dividends otherwise would be payable is not a Business Day (as defined below under “Description of the Preferred Stock—Dividends”), then the dividend payment date will be the next succeeding day that is a Business Day, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

Dividend Stopper

So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior stock (as defined below under “Description of the Preferred Stock—Dividends”) (other than a dividend payable solely in shares of junior stock) and (2) no shares of junior stock will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), during a dividend period, unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity stock (as defined below under “Description of the Preferred Stock—Dividends”) have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment, dividends on any parity stock for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity stock but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity stock. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity stock bear to each other.

Redemption

The Preferred Stock is not redeemable or subject to any sinking fund, or other similar provisions.

Conversion

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 3.9526 shares of our common stock (which reflects an approximate initial conversion price of $12.65 per share of common stock, which is a 15% premium over the public offering price in the concurrent offering of our common stock), plus cash in lieu of fractional shares, subject to anti- dilution adjustments.

If the conversion date is prior to the record date relating to any declared dividend for the dividend period in which you elect to convert your shares of Preferred Stock, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date relating to any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend. However, if the conversion date is after the record date and prior to the dividend date, whether or not you were the holder of record on the record date prior to the dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Preferred Stock are being converted as a result of a conversion at our option, a make-whole acquisition, or a fundamental change, each as described below.

Conversion at Our Option

On or after June 20, 2015, if the condition set forth in the next sentence is satisfied, we may, at our option, at any time or from time to time, cause some or all of the Preferred Stock to be converted into shares of our common stock at the then-applicable conversion rate. We may exercise our conversion right if, for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, the closing price of our common stock exceeds 150% of the then-applicable conversion price of the Preferred Stock. We will provide notice of our election to cause conversion within five trading days of the end of the 30 consecutive trading day period.

Conversion Upon Certain Acquisitions

The following provisions will apply if, prior to the conversion date, one of the following events occur:

(i) a “person” or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, our subsidiaries or our or their employee benefit plans, files a Schedule 13D, Schedule TO or any successor schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our then outstanding common stock entitled to vote generally in the election of directors; or

(ii) consummation of the consolidation or merger of our company or a similar transaction or any sale, lease, or other transfer in one transaction or a series of related transactions of all or substantially all of our and our subsidiaries’ consolidated assets, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of common stock representing a majority of the total voting power of all outstanding classes of common stock of the surviving or transferee person.

These transactions are referred to as “make-whole acquisitions,” provided however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date by a number of additional shares of common stock as described below.

The amount of the make-whole adjustment, if any, will be based upon the price per share of our common stock and the effective date of the make-whole acquisition. A description of how the make-whole adjustment will be determined and a table illustrating the make-whole adjustment are set forth under “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions.”

Conversion Upon Fundamental Change

If delisting occurs or in lieu of receiving the make-whole shares, if the reference price (as defined under “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change”) in connection with a fundamental change (as defined under “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change”) is less than the applicable conversion price, a holder may elect to convert each share of Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $5.50, which is equal to 50% of the public offering price in the concurrent offering of our common stock (the “base price”), subject to adjustment. If the reference price is less than the base price, holders will receive a maximum of 9.0909 shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change (other than delisting), we may, at our option, make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion. See “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change.”

Reorganization Events

The following provision applies in the event of certain reorganization events, which include, subject to certain exceptions:

(i)	our consolidation or merger with or into another person, in each case pursuant to which our common stock will be converted into cash, securities, or other property of ours or another person;

(ii)

any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities, or other property; or

(iii)	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition).

Each share of the Preferred Stock outstanding immediately prior to such reorganization event, without the consent of the holders of the Preferred Stock, will become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of our common stock equal to the conversion rate per share of Preferred Stock prior to such reorganization event would have owned or been entitled to receive upon such reorganization event. See “Description of the Preferred Stock—Conversion—Reorganization Events.”

Anti-Dilution Adjustments

The conversion rate may be adjusted in the event of, among other things, (1) stock dividends or distributions, (2) subdivisions, splits, and combinations of our common stock, (3) issuance of stock purchase rights, (4) debt and asset distributions, (5) increases in cash dividends, and (6) tender offers and exchange offers.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of the Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or any of our other stock ranking junior to the Preferred Stock as to such distribution, a liquidating distribution of $50 per share, plus any declared and unpaid dividends, without accumulation of undeclared dividends. Distributions will be made only to the extent of our assets remaining available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution.

Voting Rights

The holders of the Preferred Stock do not have voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock, in the case of certain dividend arrearages and except as specifically required by Delaware law. For more information about voting rights, see “Description of the Preferred Stock—Voting Rights.”

Ranking

The Preferred Stock will rank, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up, equally with our 6.350% Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) and Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”) and senior to our common stock.

Preemptive Rights

The holders of the Preferred Stock do not have any preemptive rights.

Listing of Preferred Stock

We have applied to list the Preferred Stock on the New York Stock Exchange under the symbol “CITPrC”. If approved for listing, we expect trading in the Preferred Stock to begin within 30 days after we issue the Preferred Stock.

Depositary, Transfer Agent, Registrar, Dividend Disbursing Agent, and Conversion Agent

The Depository Trust Company (“DTC”) will serve as the depositary for the Preferred Stock. The Bank of New York will serve as transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock.

Risk Factors

See “Risk Factors” beginning on S-7 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in the Preferred Stock.

Concurrent Offering

We are making a concurrent offering of 91,000,000 shares of our common stock (or 104,650,000 shares if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering, for general corporate purposes, including, in the case of net proceeds from the common stock offering, to pay dividends on our existing preferred stock and interest on our junior subordinated notes. The common stock offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our common stock. There is no assurance that the common stock offering will be completed or, if completed, that it will be completed in the amount contemplated.

RISK FACTORS

Investing in the Preferred Stock involves a high degree of risk. You should carefully read and consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the Preferred Stock offered hereby. If any of the following events actually occurs, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of the Preferred Stock and our common stock. You may lose all or part of your original investment.

Risks Related to the Preferred Stock

The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are our equity interests and do not constitute indebtedness. This means the shares of Preferred Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Preferred Stock will have limited voting rights.”

The market price of the Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for the Preferred Stock develops, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the Preferred Stock than would be expected for nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including the following:

•	our liquidity risk management, including our ratings, our liquidity plan and potential transactions designed to enhance liquidity;

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings, or litigation that involves us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions, and financings;

•	actions of our common stockholders, including sales of common stock by stockholders and our directors and executive officers;

•	changes in the ratings of other of our securities;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Preferred Stock.

In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness, and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Preferred Stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Each share of Preferred Stock will be convertible at the option of the holder thereof into 3.9526 shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Preferred Stock. In addition, the existence of our Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Preferred Stock could depress the price of our equity securities.

The issuance of additional series of our preferred stock could adversely affect holders of our common stock, which may negatively impact your investment.

Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the common stock with respect to dividends or upon our liquidation, dissolution, or winding up and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock.

Dividends on the Preferred Stock are non-cumulative.

Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

If we are deferring payments on our outstanding junior subordinated notes or any series of parity preferred stock, we will be prohibited from making distributions on or purchasing the Preferred Stock.

Subject to certain exceptions, the terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our capital stock, including the Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on our capital stock, at any time when we have deferred payment of interest on those junior subordinated notes. Further, if (i) our average four quarters fixed charge ratio is less than or equal to 1.10 or (ii) our tangible stockholders’ equity is less than 5.5% of our total balance sheet assets plus securitized receivables, we may only declare dividends on our Series A Preferred Stock and Series B Preferred Stock and pay interest on our junior subordinated notes to the extent of the net proceeds we have received from the issuance of our common stock during the 90- days prior to the relevant dividend declaration date or the 180 days prior to the relevant interest payment date. Under the terms of the Series A Preferred Stock and Series B Preferred Stock, if we are unable to pay any dividends on the preferred stock of either series, we cannot pay any dividends on any parity preferred stock, which includes the Preferred Stock.

We have not been in compliance with these financial tests for the last three fiscal quarters. To cover dividend payments on our Series A Preferred Stock and Series B Preferred Stock and interest payments on our junior subordinated notes, we sold common stock during the fourth quarter of 2007 and the first quarter of 2008. There can be no assurance that we will achieve compliance with these financial tests or that we will continue to issue common stock to fund future payments of dividends on the Series A Preferred Stock and Series B Preferred Stock or interest on the junior subordinated notes. If we do not achieve compliance and do not issue common stock to fund these dividends and interest, we will not pay dividends on, and may not purchase, the Preferred Stock.

An active trading market for the Preferred Stock does not exist and may not develop.

The Preferred Stock is a new issue of securities with no established trading market. We have applied to list the Preferred Stock on the New York Stock Exchange. If approved for listing, we expect trading of the Preferred Stock to begin within 30 days after we issue the Preferred Stock. Listing of the Preferred Stock on the New York Stock Exchange does not guarantee that a trading market for the Preferred Stock will develop or, if a trading market for the Preferred Stock does develop, the depth or liquidity of that market or the ability of the holders to sell the Preferred Stock.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only as specifically required by Delaware law and as described below. If dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks equally with the Preferred Stock as to payment of dividends and with similar voting rights have not been declared or paid for the equivalent of six or more quarterly dividend periods, whether or not for consecutive dividend periods, holders of the outstanding shares of the Preferred Stock, together with holders of any other series of our preferred stock ranking equally with the Preferred Stock as to payment of dividends and with similar voting rights, will be entitled to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of the Preferred Stock—Voting Rights.”

Holders of the Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

Holders of the Preferred Stock will have no rights with respect to the common stock until the conversion date for a conversion of their Preferred Stock, including voting rights (except as required by Delaware law and as described above), rights to respond to tender offers, and rights to receive any dividends or other distributions on our common stock, but your investment in the Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date, although you will be subject to any changes in the powers, preferences, or special rights of common stock that may occur as a result of any stockholder action taken before the applicable conversion date.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock depends primarily upon the receipt of dividends and other distributions from our subsidiaries.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the Preferred Stock effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries.

The conversion rate of the Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Preferred Stock or the common stock issuable upon conversion of the Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Preferred Stock is subject to adjustment for certain events arising from increases in dividends or distributions in common stock, subdivisions, splits, and combinations of the common stock, certain issuances of stock purchase rights, debt, or asset distributions, cash distributions, self-tender offers and exchange offers, and certain other actions by us that modify our capital structure. See “Description of the Preferred Stock—Conversion—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including our offerings of common stock for cash or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Preferred Stock. In addition, except as described under “Underwriting,” we are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock.

A change in control with respect to us may not constitute a make-whole acquisition or a fundamental change for the purpose of the Preferred Stock.

The Preferred Stock contains no covenants or other provisions to afford protection to you in the event of a change in control with respect to us, except upon the occurrence of a make-whole acquisition or a fundamental change to the extent described under “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions” and “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change,” respectively. However, the terms “make-whole acquisition” and “fundamental change” are limited and may not include every change-in-control event that might cause the market price of the Preferred Stock to decline. As a result, your rights under the Preferred Stock may not preserve the value of the Preferred Stock in the event of a change in control with respect to us. In addition, any change in control with respect to us may negatively affect the liquidity, value or volatility of our common stock, negatively impacting the value of the Preferred Stock.

The delivery of additional make-whole shares in respect of conversions following a make-whole acquisition or adjustment to the conversion rate in respect of conversions following a fundamental change may not adequately compensate you.

If a make-whole acquisition occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock. The number of make-whole shares, if any, will be based on the stock price and the effective date of the make-whole acquisition. See “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions.” Although the adjustment is designed to compensate you for the lost option value of your Preferred Stock, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

In addition, if a fundamental change occurs prior to conversion, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date. See “Description of the Preferred Stock—Conversion—Conversion Upon Fundamental Change.” However, if the applicable reference price is less than the base price, holders will receive a maximum of 9.0909 shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock.

Our obligation to deliver make-whole shares or to adjust the conversion rate in respect of conversions following a fundamental change may be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

Holders of the Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the Preferred Stock (or our common stock) may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Preferred Stock (or our common stock) may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock (or our common stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Preferred Stock (or our common stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Preferred Stock (or our common stock) may decline.

You may have to pay taxes if we adjust the conversion rate of the Preferred Stock in certain circumstances, even though you would not receive any cash.

We will adjust the conversion rate of the Preferred Stock in certain circumstances, including the payment of certain cash distributions with respect to the common stock. Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though you might not exercise your conversion right. In addition, non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Certain U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Preferred Stock.

Risks Related to Our Business and Industry

Our liquidity or ability to raise debt or equity capital may be limited.

Our business model depends upon access to the debt capital markets to provide sources of liquidity and efficient funding for asset growth. These markets have exhibited heightened volatility and dramatically reduced liquidity. Liquidity in the debt capital markets has become significantly more constrained and interest rates available to us have increased significantly relative to benchmark rates, such as U.S. treasury securities and LIBOR. Recent downgrades in our short and long-term credit ratings have worsened these general conditions and had the practical effect of leaving us without current access to the commercial paper market, a historical source of liquidity for us, and necessitated our recent action to draw down on our bank credit facilities. As a result of these developments, we are not currently accessing the commercial paper and unsecured term debt markets and have shifted our funding sources primarily to asset-backed securities and other secured credit facilities, including both on-balance sheet and off-balance sheet securitizations. For some segments of our business, secured funding is significantly less efficient than unsecured debt facilities. Additional adverse developments in the economy, long-term disruption in the capital markets, deterioration in our business performance or further downgrades in our credit ratings could further limit our access to these markets and increase our cost of capital. If any one of these developments occur, or if we are unable to regain access to the commercial paper or unsecured term debt markets, it would adversely affect our business, operating results and financial condition.

Our ability to satisfy our cash needs may also be constrained by regulatory or contractual restrictions on the manner in which we may use portions of our cash on hand. For example, our total cash position at March 31, 2008 includes cash and short-term investments at our Utah bank and restricted cash largely related to securitization transactions. The cash and investments at our Utah bank are available solely for the bank’s funding and investment requirements. The restricted cash related to securitization transactions is available solely for payments to certificate holders. The cash and investments of the bank and the restricted cash related to securitization transactions cannot be transferred to or used for the benefit of any other affiliate of ours.

In addition, as part of our business we extend lines of credit, some of which can be drawn by the borrowers at any time. If the borrowers on these lines of credit increase their rate of borrowing either as a result of their business needs or due to a perception that we may be unable to fund these lines of credit in the future, this could degrade our liquidity position substantially which could have a material adverse effect on our business.

Measures designed to enhance our liquidity may be unsuccessful.

We recently announced a number of measures designed to enhance our liquidity position, including substantial asset sales, such as agreeing to sell $4.6 billion of asset-based loan commitments, of which $1.4 billion represents funded loans, agreeing to sell $770 million of aircraft, of which $300 million closed in the first quarter of 2008, and evaluating strategic alternatives for our $4 billion rail leasing business. These measures are subject to a number of uncertainties, and there can be no assurance that any or all of them will be undertaken and if undertaken, completed. Further, if any or all of these measures are undertaken, they may not achieve their anticipated benefits. The failure to successfully implement our liquidity-enhancement measures could have a material adverse effect on our business. We may also raise additional equity capital through the sale of common stock, preferred stock, or securities that are convertible into common stock. There are no restrictions on entering into the sale of any such equity securities in either public or private transactions, except that any private transaction involving more than 20% of the shares outstanding will require shareholder approval. The terms of any such equity transactions may subject existing security holders to potential subordination or dilution and may involve a change in governance.

We may be adversely affected by further deterioration in economic conditions that is general or specific to industries, products or geographies.

A recession, prolonged economic weakness or further downturn in the U.S. or global economies or affecting specific industries, geographic locations and/or products, such as the U.S. residential housing market, could make it difficult for us to originate new business, given the resultant reduced demand for consumer or commercial credit. In addition, a downturn in certain industries may result in a reduced demand for the products that we finance in that industry or negatively impact collection and asset recovery efforts.

Credit quality also may be impacted during an economic slowdown or recession as borrowers may fail to meet their debt payment obligations. Adverse economic conditions may also result in declines in collateral values. Accordingly, higher credit and collateral related losses could impact our financial position or operating results.

For example, decreased demand for the products of various manufacturing customers due to a general economic slowdown may adversely affect their ability to repay their loans and leases with us. Similarly, a decrease in the level of airline passenger traffic due to general economic slowdown or a decline in shipping volumes due to a slowdown in particular industries may adversely affect our aerospace or rail businesses.

We may be adversely affected by continued deterioration in market conditions and credit quality in the home lending and related industries.

The U.S. residential market and home lending industry began showing signs of stress in early 2007, with credit conditions deteriorating rapidly in the second quarter of 2007 and continuing into the second half of 2007 and the first quarter of 2008, including increased rates of defaults and foreclosures, stagnating or declining home prices, and declining sales in both the new construction and the resale markets.

These market conditions were reflected in the deterioration of credit metrics of our home lending portfolio and the sharply decreased market liquidity for such portfolios and resulted in higher charge-offs, higher loss reserve provisioning, and significant valuation allowances through the first quarter of 2008. It is likely that further loss reserve provisioning will be required. These changes in the home lending and home construction industries have also resulted in reduced demand for certain types of railcars that are used to transport building materials, produced higher volatility and reduced demand from investors in the high yield loan markets, generated concerns about credit quality in general, and hampered activity in the syndication market, among other effects.

We will continue to be adversely affected by conditions in the U.S. residential home lending industry if they continue to deteriorate further. It is also likely that we will be adversely affected if the conditions in the home lending industry negatively impact our other consumer businesses or other parts of our credit portfolio or the U.S. or world economies. Finally, we may be adversely affected if the conditions in the home lending industry result in new or increased regulation of financing and leasing companies in general or with respect to specific products or markets.

Uncertainties related to our business may result in the loss of key customers.

Our business depends on our ability to provide a wide range of quality products to our customers and our ability to attract new customers. If our customers are uncertain as to our ability to continue to provide the same breadth and quality of products, we may be unable to attract new customers and we may experience a loss of customers.

Our reserves for credit losses may prove inadequate or we may be negatively affected by credit risk exposures.

Our business depends on the creditworthiness of our customers. We maintain a consolidated reserve for credit losses on finance receivables that reflects management’s judgment of losses inherent in the portfolio. We periodically review our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans, past due loan migration trends, and non-performing assets. We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of adverse changes in the economy or events adversely affecting specific customers, industries or markets. The current economic environment is dynamic and the credit worthiness of our customers and the value of collateral underlying our receivables can change significantly over very short periods of time. Our reserves may not keep pace with changes in the creditworthiness of our customers or collateral values. If the credit quality of our customer base materially decreases, if the risk of a market, industry, or group of customers changes significantly, or if our reserves for credit losses are not adequate, our business, financial condition and results of operations could suffer. For example, credit performance in the home lending industry, and particularly in the sub-prime market, has been declining over the past year. This decline in the home lending industry has been reflected in our home lending portfolio during 2007, resulting in increased charge-offs and significant valuation allowances.

In addition to customer credit risk associated with loans and leases, we are also exposed to other forms of credit risk, including counterparties to our derivative transactions, loan sales, syndications and equipment purchases. These counterparties include other financial institutions, manufacturers and our customers. If our credit underwriting processes or credit risk judgments fail to adequately identify or assess such risks, or if the credit quality of our derivative counterparties, customers, manufacturers, or other parties with which we conduct business materially deteriorates, we may be exposed to credit risk related losses that may negatively impact our financial condition, results of operations or cash flows.

We may be adversely affected by significant changes in interest rates.

Although we generally employ a matched funding approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates or widening of our credit spreads, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our profitability. Conversely, a decrease in interest rates could result in accelerated prepayments of owned and managed finance receivables.

We may be required to take an impairment charge for goodwill or intangible assets related to acquisitions.

We have acquired certain portions of our business and certain portfolios through acquisitions and bulk purchases. Further, as part of our long-term business strategy, we may continue to pursue acquisitions of other companies or asset portfolios. In connection with prior acquisitions, we have accounted for the portion of the purchase price paid in excess of the book value of the assets acquired as goodwill or intangible assets, and we may be required to account for similar premiums paid on future acquisitions in the same manner.

Under the applicable accounting rules, goodwill is not amortized and is carried on our books at its original value, subject to periodic review and evaluation for impairment, which, based on current conditions, we expect to conduct each quarter for the foreseeable future, while intangible assets are amortized over the life of the asset. If, as a result of our periodic review and evaluation of our goodwill and intangible assets for potential impairment, we determine that changes in the business itself, the economic environment including business valuation levels and trends, or the legislative or regulatory environment have adversely affected either the fair value of the business or the fair value of our individual segments, we may be required to take an impairment charge to the extent that the carrying values of our goodwill or intangible assets exceeds the fair value of the business. As a result of our 2007 fourth quarter analysis of goodwill and intangible assets associated with our student lending business, we recorded impairment charges of $312.7 million. Also, if we sell a business for less than the book value of the assets sold, plus any goodwill or intangible assets attributable to that business, we may be required to take an impairment charge on all or part of the goodwill and intangible assets attributable to that business. If market and economic conditions deteriorate further, this could increase the likelihood that we will need to record additional impairment charges.

Our stock has been trading below our book value and tangible book value per share for two consecutive quarters. While we have a plan to restore our business fundamentals to levels that would support our book value and tangible book value per share, we have no assurance that the plan will be achieved or that the market price of our common stock will increase to such levels in the foreseeable future. In that event, we may be required to take an impairment charge to the extent the carrying value of our goodwill exceeds the fair value of our business.

Businesses or asset portfolios acquired may not perform as expected and we may not be able to achieve adequate consideration for planned dispositions.

As part of our long-term business strategy, we may pursue acquisitions of other companies or asset portfolios as well as dispose of non-strategic businesses or portfolios. Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, which could have a material adverse effect on our business, financial condition and results of operations. Such acquisitions may involve numerous other risks, including difficulties in integrating the operations, services, products and personnel of the acquired company; the diversion of management’s attention from other business concerns; entering markets in which we have little or no direct prior experience; and the potential loss of key employees of the acquired company. In addition, acquired businesses and asset portfolios may have credit-related risks arising from substantially different underwriting standards associated with those businesses or assets.

We recently announced a number of measures designed to enhance our liquidity position, including substantial asset sales, such as agreeing to sell $4.6 billion of asset-based loan commitments, of which $1.4 billion represents funded loans, agreeing to sell $770 million of aircraft, of which $300 million closed in the first quarter of 2008, and evaluating strategic alternatives for our $4 billion rail leasing business. There can be no assurance that we will be successful in completing all or any of these transactions or that we will receive adequate consideration for those businesses or assets at the time of the transaction. These transactions, if completed, will shrink our business and it is not currently part of our long-term strategy to replace the volume associated with these businesses. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations.

Adverse or volatile market conditions may reduce fees and other income.

In 2005, we began pursuing strategies to leverage our expanded asset generation capability and diversify our revenue base to increase other income as a percentage of total revenue. We invested in infrastructure and personnel focused on increasing other income in order to generate higher levels of syndication and participation income, advisory fees, servicing fees and other types of fee income. These revenue streams are dependent on market conditions and, therefore, can be more volatile than interest on loans and rentals on leased equipment. Current market conditions, including lower liquidity levels, have had a direct impact on syndication activity, and have resulted in significantly lower fee generation. If we are unable to sell or syndicate a transaction after it is originated, this activity will involve the assumption of greater underwriting risk than we originally intended and could increase our capital requirements to support our business or expose us to the risk of valuation allowances for assets held for sale. In addition, we also generate significant fee income from our factoring business. If our clients become concerned about our fee income and our ability to provide these services going forward and reduce their amount of business with us, this could further negatively impact our liquidity position and have a material adverse effect on our business.

Continued disruption to the capital markets, our failure to implement these initiatives successfully, or the failure of such initiatives to result in increased asset and revenue levels could adversely affect our financial position and results of operations.

Adverse financial results or other factors may limit our ability to pay dividends.

Our board of directors decides whether we will pay dividends on our common stock. That decision depends upon, among other things, general economic and business conditions, our strategic and operational plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, our credit ratings, and such other factors as the board of directors may consider to be relevant. If any of these factors are adversely affected it may impact our ability to pay dividends on our common stock. Our board of directors recently reduced the quarterly dividend on our common stock by 60%, to $0.10 per share, and our board of directors could determine to further reduce or eliminate dividends payable on our common stock in the future.

In addition, the terms of our outstanding 6.350% Non-Cumulative Preferred Stock, Series A, and Non-Cumulative Preferred Stock, Series B, (collectively, the “Series A and B Preferred Stock”) and junior subordinated notes restrict, and the terms of the Preferred Stock being offered in this offering will restrict, our ability to pay dividends on our common stock if we do not make distributions on our preferred stock and junior subordinated notes. Further, we are prohibited from declaring dividends on our Series A and B Preferred Stock and from paying interest on our junior subordinated notes if we do not meet certain financial tests, provided that the limitation does not apply if we pay such dividends and interest out of net proceeds that we have received from the sale of common stock. We have not been in compliance with these financial tests for the last three fiscal quarters. We sold common stock to cover such dividend and interest payments during the fourth quarter of 2007 and the first quarter of 2008, and we obtained a forward commitment from two investment banks to purchase additional shares, at our option, in the second and third quarters of 2008. Further, approximately $8 million of the net proceeds of this offering will be used to cover the dividend payments on the Series A and B Preferred Stock for the second quarter of 2008 and approximately $22.875 million will be used to cover interest payments on our junior subordinated notes in the third quarter of 2008. If we are unable to sell our common stock in the future, and we continue to fail to meet the requisite financial tests, then we will be prohibited from declaring dividends on our preferred stock, paying interest on our junior subordinated notes, or declaring dividends on our common stock. Any additional shares of common stock that we may issue to allow us to pay dividends on our preferred stock and interest on our junior subordinated notes would be dilutive to our common stock, which may adversely affect the value of the Preferred Stock being offered in this offering.

Competition from both traditional competitors and new market entrants may adversely affect our returns, volume and credit quality.

Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. We have a wide variety of competitors that include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, community banks, leasing companies, hedge funds, insurance companies, mortgage companies, manufacturers and vendors.

Competition from both traditional competitors and new market entrants has intensified due to increasing recognition of the attractiveness of the commercial finance markets. We compete primarily on the basis of pricing, terms and structure. To the extent that our competitors compete aggressively on any combination of those factors, we could lose market share. Should we match competitors’ terms, it is possible that we could experience margin compression and/or increased losses.

We may not be able to realize our entire investment in the equipment we lease.

The realization of equipment values (residual values) at the end of the term of a lease is an important element in the leasing business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Internal equipment management specialists, as well as external consultants, determine residual values.

A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on the equipment, excessive use of the equipment, or other factors, would adversely affect the residual values of such equipment. Further, certain equipment residual values, including commercial aerospace residuals, are dependent on the manufacturer’s or vendor’s warranties, reputation and other factors. In addition, we may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, there can be no assurance that we will realize our estimated residual values for equipment.

The degree of residual realization risk varies by transaction type. Capital leases bear the least risk because contractual payments cover approximately 90% of the equipment’s cost at the inception of the lease. Operating leases have a higher degree of risk because a smaller percentage of the equipment’s value is covered by contractual cashflows at lease inception. Leveraged leases bear the highest level of risk as third parties have a priority claim on equipment cashflows.

Investment in and revenues from our foreign operations are subject to the risks and requirements associated with transacting business in foreign countries.

An economic recession or downturn, increased competition, or business disruption associated with the political or regulatory environments in the international markets in which we operate could adversely affect us. In addition, while we generally hedge our translation and transaction exposures, foreign currency exchange rate fluctuations, or the inability to hedge effectively in the future, could have a material adverse effect on our investment in international operations and the level of international revenues that we generate from international asset based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S. exposure. Recent weakness in the U.S. dollar has negatively impacted the U.S. dollar value of our revenues that are paid in other currencies. A further weakening of the U.S. dollar will further negatively impact the U.S. dollar value of our international operations.

U.S. generally accepted accounting principles require that income earned from foreign subsidiaries should be treated as being taxed as if they were distributed to the parent company, unless those funds are permanently reinvested outside the United States. To meet this permanent reinvestment standard, a company must show that there is no foreseeable need for the funds by the parent company and that there is a specific plan for reinvestment of the undistributed earnings of the funds by the subsidiary.

Federal income taxes have not been provided on approximately $1.2 billion of cumulative earnings of foreign subsidiaries that we have determined to be permanently reinvested. If we sell a foreign business or significant foreign assets, we may not be able to redeploy some or all of the funds generated from a sale outside the United States and would be required to treat the funds as repatriated to us currently for purposes of GAAP. While it is not practicable to estimate the amount of tax that we would have to provide for under GAAP in such an event, the impact on us may be material.

Foreign countries have various compliance requirements for financial statement audits and tax filings, which are required to obtain and maintain licenses to transact business. If we are unable to properly complete and file our statutory audit reports or tax filings, regulators or tax authorities in the applicable jurisdiction may restrict our ability to do business.

The regulated environment in which we operate may adversely affect us.

Our domestic operations are subject, in certain instances, to supervision and regulation by state and federal authorities, including the Federal Deposit Insurance Corporation, the Utah Department of Financial Institutions, the U.S. Small Business Administration, the FINRA, the SEC and various state insurance regulators, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

The financial services industry is heavily regulated in many jurisdictions outside the United States. As a result, growing our international operations may be affected by the varying requirements of these jurisdictions. CIT Bank Limited is licensed as a bank and a broker-dealer and is subject to regulation and examination by the Financial Services Authority of the United Kingdom. We also operate various banking corporations in Brazil, France, Italy, Belgium, Sweden and The Netherlands, and a broker-dealer entity in Canada, each of which is subject to regulation and examination by banking regulators and securities regulators in its home country. Our subsidiary, CIT Bank, a Utah industrial bank, is subject to regulation and examination by the FDIC and the Utah Department of Financial Institutions. Finally, our subsidiary that operates our insurance business, Highlands Insurance Company Limited, is a Barbados company and therefore regulated by Barbados laws and regulations. Given the evolving nature of regulations in many of these jurisdictions, it may be difficult for us to meet these requirements even after we establish operations and receive regulatory approvals. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally.

Regulatory restrictions may limit the amount of our common stock you can own.

Because we own a Utah state-chartered, FDIC-insured industrial bank, in order to acquire 10% or more of our common stock (or securities convertible into 10% or more of our common stock), a purchaser may be required to obtain the prior approval of the FDIC and Utah Commissioner of Financial Institutions. Failure to obtain these prior approvals may subject a purchaser to regulatory sanctions and other measures.

Uncertainties related to our business may cause a loss of employees and may otherwise materially adversely affect our business and operations.

Our future results of operations will depend in part upon our ability to retain existing highly skilled and qualified employees and to attract new employees. Failure to continue to attract and retain such individuals could materially adversely affect our ability to compete. Uncertainties about the future prospects of our business may materially adversely affect our ability to attract and retain key management, technical and other personnel. This inability to retain key personnel could have an adverse effect on our ability to successfully operate our business or to meet our compliance, regulatory, and other reporting requirements.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “target,” “project,” “intend,” “plan,” “potential” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward- looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus supplement and the documents incorporated by reference in this prospectus supplement are subject to unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

•	our liquidity risk management, including our ratings, our liquidity plan and the potential transactions designed to enhance our liquidity;

•	our credit risk management;

•	our asset/liability risk management;

•	our funding, borrowing costs and net finance revenue;

•	our capital, leverage and credit ratings;

•	our operational risks, including success of build-out initiatives, acquisitions and divestitures;

•	legal risks;

•	our growth rates;

•	our commitments to extend credit or purchase equipment; and

•	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors, in addition to those disclosed in “Risk Factors,” that could cause such differences include, but are not limited to:

•	risks of economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	changes in long-term or short-term credit ratings;

•	funding opportunities and borrowing costs;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	application of fair value accounting in volatile markets

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors; and

•	future acquisitions and dispositions of businesses or asset portfolios.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $483,450,000 (or approximately $556,200,000 if the underwriters exercise their over-allotment option in full), after expenses and underwriting discounts and commissions. We expect to use the net proceeds from the offering for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CIT GROUP INC.

The following tables set out selected consolidated financial information regarding CIT’s results of operations and balance sheets. The financial data at December 31, 2007 and December 31, 2006 and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 were derived from the audited consolidated financial statements of CIT incorporated by reference into this prospectus supplement. The financial data at December 31, 2005, December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and December 31, 2003 were derived from audited financial statements that are not incorporated by reference into this prospectus supplement. You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See “Where You Can Find More Information” in this prospectus supplement.

	At or for the Years Ended December 31,
	2007	2006	2005	2004	2003
	($ in millions, except per share data)
Results of Operations
Total net revenue.	$3,600.4	$3,051.4	$2,879.2	$2,438.1	$2,162.4
Provision for credit losses	593.8	222.2	217.0	214.2	387.3
Valuation allowance for receivables held for sale(1)	1,271.4	15.0	106.6	15.7	—
Salaries and general operating expenses	1,478.7	1,382.6	1,113.8	1,012.1	888.2
Impairment of goodwill and intangible assets	312.7	—	—	—	—
Provision for severance and real estate exit activities	76.8	19.6	25.2	—	—
Loss on early extinguishments of debt	139.3	—	—	—	—
Gain on redemption of debt	—	—	—	41.8	50.4
Net income (loss) available to common shareholders	(111.0)	1,015.8	936.4	753.6	566.9
Net income (loss) per common share—diluted	(0.58)	5.00	4.44	3.50	2.66
Dividends per common share	1.00	0.80	0.61	0.52	0.48
Balance Sheet Data
Total finance receivables	$62,536.5	$55,064.9	$44,294.5	$35,048.2	$31,300.2
Reserve for credit losses	831.5	659.3	621.7	617.2	643.7
Finance receivables held for sale	1,606.0	1,793.7	1,620.3	1,640.8	918.3
Operating lease equipment, net	12,610.5	11,017.9	9,635.7	8,290.9	7,615.5
Goodwill and intangible assets, net	1,152.5	1,008.4	1,011.5	596.5	487.7
Total assets	90,248.0	77,485.7	63,386.6	51,111.3	46,342.8
Commercial paper	2,822.3	5,365.0	5,225.0	4,210.9	4,173.9
Deposits	2,745.8	2,399.6	261.9	157.7	48.2
Variable-rate senior notes	19,888.2	19,184.3	15,485.1	11,545.0	9,408.4
Fixed-rate senior notes	29,477.6	29,107.1	22,591.7	21,557.4	19,782.6
Non-recourse, secured borrowings	17,430.3	4,398.5	4,048.8	—	—
Preferred capital securities	—	250.3	252.0	253.8	255.5
Junior subordinated notes and mandatory convertible debt	1,440.0	—	—	—	—
Total stockholders’ equity	6,960.6	7,751.1	6,962.7	6,055.1	5,394.2

At or for the Years Ended December 31,
2007	2006	2005	2004	2003
($ in millions, except per share data)
Selected Data and Ratios Profitability
Net income (loss) as a percentage of average common stockholders’ equity	(1.6)%	15.0%	15.1%	13.2%	10.9%
Net finance revenue as a percentage of average earning assets (“AEA”)(2)	2.84%	3.11%	3.40%	3.94%	3.64%
Ratio of earnings to fixed charges(3)	(4)	1.5	x	1.7	x	2.0	x	1.7	x
Efficiency ratio(5)	41.1%	45.3%	38.7%	41.5%	41.1%
Credit Quality
60+ days contractual delinquencies	3.43%	2.40%	1.71%	1.73%	2.16%
Net credit losses	0.45%	0.45%	0.60%	0.91%	1.77%
Reserve for credit losses, excluding specific reserves as a percentage of finance receivables, excluding guaranteed student loans and home lending	1.22%	1.19%	1.24%	1.38%	1.40%
Other
Tangible stockholders’ equity(6) to managed assets(6)	8.8%	9.4%	9.8%	10.7%	10.4%
Total managed assets(7)	$83,231.0	$74,163.2	$62,866.4	$53,470.6	$49,735.6

(1)

The 2007 amount is comprised of fair value adjustments relating to the planned exit of CIT’s home lending business and the liquidation of its remaining vendor-originated manufactured housing portfolio ($1,248.9 million) and a write-down of a waste-to-energy plant acquired in a loan work out ($22.5 million).

(2)

“AEA” means average earning assets, which is the average of finance receivables, operating lease equipment, financing and leasing assets held for sale and certain investments, less credit balances of factoring clients.

(3)

For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company and one-third of rent expense, which is deemed representative of an interest factor.

(4)	Earnings were insufficient to cover fixed charges by $305.4 million.

(5)	The efficiency ratio is the percentage of salaries and general operating expenses to total net revenue, excluding the provision for credit losses and valuation allowance.

(6)

Tangible stockholders’ equity excludes goodwill and other intangible assets. Tangible stockholders’ equity also excludes certain unrealized losses relating to derivative financial instruments and other investments, as these losses are not necessarily indicative of amounts that will be realized.

(7)	“Managed assets” means assets previously securitized and still managed by us and include (i) financing and leasing assets, (ii) certain investments and (iii) off-balance sheet finance receivables.

DESCRIPTION OF THE PREFERRED STOCK

You should read the following description of the Preferred Stock along with the “Description of Capital Stock—Preferred Stock” beginning on page 18 of the attached prospectus. This description of the Preferred Stock is qualified by the Certificate of Designations relating to the Preferred Stock (“Certificate of Designations”), and where this description is inconsistent with the description of the Preferred Stock in the Certificate of Designations, the Certificate of Designations will control.

General

Shares of the Preferred Stock represent a single series of our authorized preferred stock. We are offering 10,000,000 shares of the Preferred Stock by this prospectus supplement and the attached prospectus. We have granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional 1,500,000 shares of the Preferred Stock, solely to cover over- allotments, if any. Holders of the Preferred Stock have no preemptive rights. Shares of the Preferred Stock, upon issuance against full payment of the purchase price, will be fully paid and nonassessable.

DTC will be the sole holder of shares of the Preferred Stock. You will be required to exercise your rights in the Preferred Stock through DTC. In this prospectus supplement, references to “holders” of the Preferred Stock mean those who have shares of the Preferred Stock registered in their own names on the books maintained by the registrar and not indirect holders who own beneficial interests in the Preferred Stock registered in the street name of, or issued in book-entry form through, DTC. You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

On the date of original issuance, the Preferred Stock will rank equally with our Series A Preferred Stock and Series B Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up. The Preferred Stock, together with any other series of our preferred stock, will rank senior to our common stock, and any of our other stock that is expressly made junior to our preferred stock, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up. We may from time to time, without notice to or consent from the holders of the Preferred Stock, create and issue additional shares of preferred stock ranking equally with the Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up.

The Preferred Stock will not be subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock at the option of the holders. Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 3.9526 shares of our common stock (which reflects an approximate initial conversion price of $12.65 per share of common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments described below.

Dividends

Dividends on shares of the Preferred Stock will not be mandatory. Holders of the Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of our board, out of our assets legally available under Delaware law for payment, non-cumulative cash dividends at a rate equal to 8.75% per annum (the “dividend rate”).

If declared by our board of directors or a duly authorized committee of our board, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year (each, a “dividend payment date”), beginning on June 15, 2008. We will pay dividends to the holders of record of shares of the Preferred Stock as they appear on our stock register on the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by our board of directors or a duly authorized committee of the board that is not more than 60 calendar days nor less than 10 calendar days prior to such dividend payment date. If any date on which dividends otherwise would be payable is not a Business Day, then the dividend payment date will be the next succeeding day that is a Business Day, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid. A “Business Day” means a day other than (1) a Saturday or Sunday, (2) a day on which banks in New York,

New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which our principal executive office is closed for business.

Dividends on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Preferred Stock or any other series of our preferred stock or common stock are declared for any future dividend period. A “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, April 25, 2008 to, but excluding, the next succeeding dividend payment date.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We also are not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.

Dividends on the Preferred Stock (including any shares purchased pursuant to the underwriters’ over-allotment option) will accrue from the original issue date at the dividend rate on the liquidation preference amount of $50 per share. If we issue additional shares of the Preferred Stock (other than pursuant to the underwriters’ over-allotment option), the initial dividend period for those additional shares may commence on and include such date as our board of directors or a duly authorized committee of the board of directors shall determine and publicly disclose. We will calculate dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue after conversion, as described below.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our stock that ranks junior to the Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on our liquidation, dissolution or winding up, and “parity stock” means any other class or series of our stock that ranks equally with the Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on our liquidation, dissolution or winding up. Parity stock includes our Series A Preferred Stock and Series B Preferred Stock described under “Description of the Preferred Stock—Authorized Classes of Preferred Stock.”

Subject to the conditions described above, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Dividend Stopper

So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior stock (other than a dividend payable solely in shares of junior stock) and (2) no shares of junior stock will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), during a dividend period, unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity stock have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity stock for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity stock but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity stock. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity stock bear to each other.

Conversion

Optional Conversion Right

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 3.9526 shares of our common stock (which reflects an approximate initial conversion price of $12.65 per share of common stock, or the “conversion price”, which is a 15% premium over the public offering price in the concurrent offering of our common stock plus cash in lieu of fractional shares, subject to the anti-dilution adjustments described below (such rate or adjusted rate, the “conversion rate”).

In this prospectus supplement, we refer to the conversion rate and the corresponding conversion price in effect at any given time as the “applicable conversion rate” and the “applicable conversion price,” respectively. The applicable conversion rate and the applicable conversion price each will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $50 by the applicable conversion rate at that time.

If the conversion date is prior to the record date relating to any declared dividend for the dividend period in which you elect to convert your shares of Preferred Stock, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date relating to any declared dividend and prior to the dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend. However, if the conversion date is after the record date and prior to the dividend payment date, whether or not you were the holder of record on the record date prior to the dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless your shares of Preferred Stock are being converted as a result of a conversion at our option, a make- whole acquisition or a fundamental change, as described below under “—Conversion—Conversion at Our Option,” “—Conversion—Conversion Upon Certain Acquisitions” and “—Conversion—Conversion Upon Fundamental Change,” respectively.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of the Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of the Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of the Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time.

Conversion at Our Option

On or after June 20, 2015, if the condition set forth in the next sentence is satisfied, we may, at our option, at any time or from time to time, cause some or all of the Preferred Stock to be converted into shares of our common stock at the then-applicable conversion rate. We may exercise our conversion right if, for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, the closing price of our common stock exceeds 150% of the then-applicable conversion price of the Preferred Stock. We will provide notice of our election to cause conversion within five trading days of the end of the 30 consecutive trading day period.

If less than all of the Preferred Stock is converted, the conversion agent will select shares of Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary. If the conversion agent selects a portion of your shares of Preferred Stock for partial conversion at our option and you convert a portion of your shares of Preferred Stock at your option, the converted portion will be deemed to be from the portion selected for conversion at our option.

We refer to the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our common stock on the New York Stock Exchange as the “closing price” of the common stock on any determination date. If the common stock is not traded on the New York Stock Exchange on any determination date, the closing price of the common stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” for purposes of determining the closing price is a day on which the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on the New York Stock Exchange shall be the closing price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service. However, in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange will govern.

If we elect to cause conversion as described above, we are required to provide notice by first class mail to the holders of record of the shares of Preferred Stock to be converted or issue a press release for publication and make this information available on our website. The conversion date will be a date selected by us (the “optional conversion date”), and the notice must be mailed, or we must issue the press release, not more than 20 days or less than 10 days prior to the optional conversion date. In addition to any information required by applicable law or regulation, the notice of a conversion at our option or press release will include a statement setting forth, as appropriate:

(i) the optional conversion date;

(ii) the aggregate number of shares of Preferred Stock to be converted and, if less than all of the shares of Preferred Stock are to be converted, the percentage of shares of Preferred Stock to be converted; and

(iii) the number of shares of our common stock to be issued upon conversion of each share of Preferred Stock.

Conversion Procedures

Conversion into shares of our common stock will occur on the optional conversion date or any applicable conversion date (as defined below). On the optional conversion date, certificates representing shares of our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the conversion agent, if shares of the Preferred Stock are held in certificated form, and upon compliance with additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing the Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

(i) complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

(ii) surrender the shares of Preferred Stock to the conversion agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay all transfer or similar taxes; and

(v) if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Preferred Stock initially will be the transfer agent. A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent, on a holder’s behalf, will convert the Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us. The conversion agent will make payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, will deliver a stock certificate or certificates to the holder, or in the case of global certificates, make a book-entry transfer through DTC.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose, and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers, and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Conversion Upon Certain Acquisitions

General. The following provisions will apply if, prior to the conversion date, one of the following events occur:

(i) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule 13D, Schedule TO or any successor schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our then outstanding common stock entitled to vote generally in the election of directors; or

(ii) consummation of the consolidation or merger of our company or a similar transaction or any sale, lease, or other transfer in one transaction or a series of related transactions of all or substantially all of our and our subsidiaries’ consolidated assets, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of common stock representing a majority of the total voting power of all outstanding classes of common stock of the surviving or transferee person.

These transactions are referred to as “make-whole acquisitions”; provided, however that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Upon a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional shares of common stock (the “make-whole shares”) as described below.

At least 20 days prior to the anticipated effective date of a make-whole acquisition, we will notify holders of the anticipated effective date of the transaction. The notice will specify the anticipated effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised. We also will provide notice to holders on the effective date of a make-whole acquisition specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing the holder’s shares of the Preferred Stock, if the Preferred Stock is held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing the Preferred Stock, in order to convert a holder must comply with the requirements listed above under “—Conversion—Conversion Procedures” and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right, the holder’s shares of the Preferred Stock will remain outstanding but the holder will not be eligible to receive make-whole shares.

Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Preferred Stock for each stock price and effective date set forth below:

Effective Date	Stock Price
	$11.00	$12.00	$13.00	$14.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$75.00	$100.00
04/22/2008	0.5928	0.5435	0.5017	0.4658	0.4348	0.3261	0.2609	0.2174	0.1863	0.1630	0.1449	0.1304	0.0870	0.0609
06/15/2009	0.5928	0.5435	0.5017	0.4658	0.4348	0.3261	0.2609	0.2174	0.1863	0.1630	0.1449	0.1304	0.0870	0.0561
06/15/2010	0.5928	0.5435	0.5017	0.4658	0.4348	0.3261	0.2609	0.2174	0.1863	0.1630	0.1449	0.1304	0.0809	0.0507
06/15/2011	0.5928	0.5435	0.5017	0.4658	0.4348	0.3261	0.2609	0.2174	0.1863	0.1630	0.1449	0.1257	0.0704	0.0443
06/15/2012	0.5928	0.5435	0.5017	0.4658	0.4348	0.3261	0.2609	0.2043	0.1655	0.1383	0.1181	0.1025	0.0578	0.0366
06/15/2013	0.5928	0.5435	0.5017	0.4658	0.4348	0.2852	0.1976	0.1497	0.1201	0.1000	0.0854	0.0742	0.0425	0.0271
06/15/2014	0.5928	0.5435	0.5017	0.4282	0.3637	0.1823	0.1124	0.0811	0.0642	0.0536	0.0461	0.0403	0.0235	0.0153
06/15/2015	0.5928	0.5435	0.4351	0.3349	0.2482	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.5928	0.5435	0.4351	0.3349	0.2482	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The number of make-whole shares will be determined by reference to the table above and is based on the effective date and the price per share of our common stock (the “stock price”) paid in such transaction. If the holders of our shares of common stock receive only cash in the make-whole acquisition, the stock price will be the cash amount paid per share. Otherwise the stock price shall be the average of the closing price per share of our common stock on the ten trading days up to but not including the effective date. The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion—Anti-Dilution Adjustments.”

The exact stock price and effective dates may not be set forth in the table, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $100.00 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock; and

•	if the stock price is less than $11.00 per share (subject to adjustment as described above), no make-whole shares will be issued upon conversion of the Preferred Stock.

Our obligation to deliver make-whole shares could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness, as applied to such payments.

Conversion Upon Fundamental Change

If delisting (as defined below) occurs or in lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than the applicable conversion price (each, a “fundamental change”), a holder may elect to convert each share of Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $5.50, which is equal to 50% of the public offering price in the concurrent offering of our common stock, subject to adjustment (the “base price”). The base price will be adjusted as of any date that the conversion rate of the Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 9.0909 shares of our common stock per share of Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Preferred Stock. In lieu of issuing common stock upon conversion in the event of a fundamental change (other than delisting), we may at our option make a cash payment equal to the reference price for each share of common stock otherwise issuable upon conversion.

“Delisting” means that our common stock (or other common stock into which the Preferred Stock is then convertible) ceases to be listed or quoted on a national securities exchange in the United States, except as a result of a merger to which we are a party or a tender offer or exchange offer for our common stock or other common stock into which the Preferred Stock is then convertible.

The “reference price” is the price per share of common stock paid in the event of a fundamental change. If the holders of our shares of common stock receive only cash in the fundamental change, the reference price will be the cash amount paid per share. Otherwise, the reference price will be the average of the closing price per share of our common stock on the ten trading days up to but not including the effective date of the fundamental change.

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under “Conversion—Conversion Procedures” on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the

Preferred Stock will remain outstanding (subject to the holder electing to convert such holder’s shares as described above under “—Conversion Upon Certain Acquisitions—General”).

Reorganization Events

In the event of:

(i) our consolidation or merger with or into another person in each case pursuant to which our common stock will be converted into cash, securities, or other property of ours or another person;

(ii) any sale, transfer, lease, or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities, or other property; or

(iii) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock, become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of our common stock equal to the conversion rate per share of Preferred Stock prior to such reorganization event would have owned or been entitled to receive upon such reorganization event. For purposes of the foregoing, the kind and amount of securities, cash, and other property or assets (such securities, cash, and other property or assets, the “exchange property”) that a holder of our common stock would have owned or been entitled to receive upon a reorganization event, determined based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the kinds and amounts of exchange property received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the weighted average of the kinds and amount of exchange property actually received by such holders. On each conversion date following a reorganization event, the conversion rate then in effect will be applied to the value on such conversion date of the securities, cash, or other property received per share of common stock, determined as set forth above. In connection with certain reorganization events, holders of the Preferred Stock may have the right to vote as a class, see “—Voting Rights.”

Anti-Dilution Adjustments

The conversion agent will adjust the conversion rate under the circumstances described below.

(1) Stock Dividend Distributions. If we pay dividends or other distributions on the common stock in common stock, then the conversion rate in effect immediately following the record date for such dividend or distribution will be multiplied by the following fraction:

 OS1
__________________
 OS0

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to the record date for such dividend or distribution.
OS1 =

the sum of the number of shares of common stock outstanding immediately prior to the record date for such dividend or distribution plus the total number of shares of our common stock constituting such dividend.

Notwithstanding the foregoing, no adjustment will be made for the issuance of our common stock as a dividend or distribution to all holders of common stock that is made in lieu of quarterly dividends or distributions to such holders, to the extent the value of such dividend or distribution does not exceed the dividend threshold amount defined in clause (5) below. For purposes of this paragraph, the amount of any dividend or distribution will equal the number of shares being issued multiplied by the average VWAP of our common stock over each of the five consecutive trading days prior to the record date for such distribution.

(2) Subdivisions, Splits, and Combination of the Common Stock. If we subdivide, split, or combine shares of our common stock, then the conversion rate in effect immediately following the effective date of such share subdivision, split, or combination will be multiplied by the following fraction:

 OS1
________________

 OS0

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.
OS1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.

(3) Issuance of Stock Purchase Rights. If we issue to all holders of the shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of our common stock at less than the current market price of the common stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

OS0 + X
________________
OS0 + Y

Where,

OS0 =	the number of shares of common stock outstanding at the close of business on the record date for such distribution.
X =	the total number of shares of common stock issuable pursuant to such rights or warrants.
Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors).

(4) Debt or Asset Distributions. If we distribute to all holders of shares of our common stock evidences of indebtedness, shares of capital stock (other than common stock) or other securities, or other assets (excluding any dividend or distribution referred to in clauses (1) or (2) above, any rights or warrants referred to in clause (3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion rate in effect immediately following the close of business on the record date for such distribution will be multiplied by the following fraction:

 SP0
________________

SP0 – FMV

Where,

SP0 =	the current market price per share of common stock on the trading day immediately preceding the ex-date.
FMV =	the fair market value of the portion of the distribution applicable to one share of common stock on the trading day immediately preceding the ex-date as determined by our board of directors.

In a “spin-off,” where we make a distribution to all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the conversion rate will be adjusted on the fourteenth trading day after the effective date of the distribution by multiplying such conversion rate in effect immediately prior to such fourteenth trading day by the following fraction:

MP0 + MPS
________________

MP0

Where,

MP0 =	the average of the VWAP of the common stock over each of the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution.
MPS =

the average of the VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over each of the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.

(5) Cash Distributions. If we make a distribution consisting exclusively of cash to all holders of the common stock, excluding (a) any cash dividend on the common stock to the extent that the aggregate cash dividend per share of the common stock does not exceed $0.10 in any fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed in a reorganization event (as described below) or as part of a “spin-off” referred to in clause (4) above, (c) any dividend or distribution, in connection with our liquidation, dissolution, or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then in each event, the conversion rate in effect immediately following the record date for such distribution will be multiplied by the following fraction:

 SP0
________________

SP0 – DIV

Where,

SP0 =	the VWAP per share of common stock on the trading day immediately preceding the ex-date.
DIV =

the cash amount per share of common stock of the dividend or distribution, as determined pursuant to the following sentences. If an adjustment is required to be made as set forth in this clause as a result of a distribution (a) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (b) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The dividend threshold amount is subject to adjustment on an inversely proportional basis any time the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate as described under this clause (5).

(6) Self-Tender Offers and Exchange Offers. If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the VWAP per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, then the conversion rate in effect at the close of business on such immediately succeeding trading day will be multiplied by the following fraction:

AC + (SP0 x OS1)
    ____________________
 OS0 x SP0

Where,

SP0 =	the VWAP per share of common stock on the trading day immediately succeeding the expiration of the tender or exchange offer.
OS0 =	the number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “purchased shares”).
OS1 =	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer, less any purchased shares.
AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

(7) Rights Plans. To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of the common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination, or redemption of such rights.

In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.

For a discussion of the tax consequences of a change in the conversion rate, see “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Constructive Distributions” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be made unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on an optional conversion date or the effective date of a make-whole acquisition or a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before that date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of common stock into which their shares of the Preferred Stock may then be converted.

The applicable conversion rate will not be adjusted:

(i) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in common stock under any plan;

(ii) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director, or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(iii) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of Preferred Stock were first issued;

(iv) for a change in the par value or no par value of the common stock; or

(v) for accrued and unpaid dividends on the Preferred Stock.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of the Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

The “current market price” of our common stock on any day, means the average of the VWAP of our common stock over each of the ten consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (1) through (6) above. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CIT UN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on the relevant trading day (or if such volume-weighted average price is unavailable, the market price of one share of our common stock on such trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with us) retained for this purpose by us). For purposes of determining the conversion price, VWAP may refer to a partial trading day.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of the Preferred Stock and any parity stock will be entitled to receive, out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to the Preferred Stock and any parity stock, a liquidating distribution in the amount of $50 per share of Preferred Stock plus any declared and unpaid dividends, without the accumulation of any undeclared dividends. After payment of this liquidating distribution, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of parity stock on which dividends accrue on a cumulative basis, if any). If the liquidation preference has been paid in full to all holders of Preferred Stock and any holders of parity stock, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

For purposes of this section, a merger or consolidation by us with or into any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets will not constitute a liquidation, dissolution or winding up of our affairs.

Our rights and the rights of our creditors and our stockholders, including the holders of Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Redemption

The Preferred Stock is not subject to any redemption, sinking fund, or other similar provisions.

Voting Rights

The holders of the Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Preferred Stock have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors. In that event, the number of directors on our board will automatically increase by two, and the new directors will be elected at a special meeting called at the request of the holders of at least 20% of the shares of Preferred Stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Preferred Stock and such other voting preferred stock voted.

If and when dividends for at least four consecutive dividend periods following a nonpayment have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate and the number of directors on our board shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

So long as any shares of Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our certificate of incorporation or the Certificate of Designations for the shares of Preferred Stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•

amend, alter or repeal the provisions of our certificate of incorporation or the Certificate of Designations for the shares of Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the shares of Preferred Stock, taken as a whole; or

•

consummate a binding share exchange or reclassification involving the shares of Preferred Stock or a merger or consolidation of us with another entity, unless in each case (i) shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Preferred Stock and, (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Preferred Stock for this purpose), then only the series of preferred stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of preferred stock.

Without the consent of the holders of the Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, we may amend, alter, supplement, or repeal any terms of the Preferred Stock for the following purposes:

•	to cure any ambiguity, or to cure, correct, or supplement any provision contained in the Certificate of Designations for the Preferred Stock that may be ambiguous, defective, or inconsistent; or

•	to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Preferred Stock.

Preemptive Rights

The holders of the Preferred Stock do not have any preemptive rights.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

Common Stock Rights

For a description of the rights of holders of common stock to be delivered upon conversion of the Preferred Stock, see “Description of Capital Stock—Common Stock” in the attached prospectus beginning on page 18.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Concurrent Offering of Shares of Common Stock

We are making a concurrent offering of 91,000,000 shares of our common stock (or 104,650,000 shares if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering, for general corporate purposes, including, in the case of net proceeds from the common stock offering, to pay dividends on our Series A and Series B Preferred Stock and interest on our junior subordinated notes. The common stock offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our common stock. There is no assurance that the common stock offering will be completed or, if completed, that it will be completed in the amount contemplated.

Outstanding Preferred Stock

Under our Certificate of Incorporation, we have authority to issue up to 100,000,000 shares of preferred stock, $0.01 par value per share. We may issue preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as we may determine.

As of the date of this prospectus supplement, in addition to the Preferred Stock, we have authorized the following series of our preferred stock:

(a) 14,000,000 shares of Series A Preferred Stock with a liquidation preference of $25 per share; and

(b) 1,500,000 shares of Series B Preferred Stock with a liquidation preference of $100 per share.

As of the date of this prospectus supplement, the aggregate liquidation preference of all of our outstanding preferred stock is $500,000,000.

Authorized Classes of Preferred Stock

The following summary of our Series A Preferred Stock and Series B Preferred Stock is qualified in its entirety by reference to the descriptions of those securities contained in our Certificate of Incorporation and the respective certificate of designations for each series.

Preferential Rights

Our Series A Preferred Stock has a liquidation preference of $25 per share and our Series B Preferred Stock has a liquidation preference of $100 per share. The Series A Preferred Stock and Series B Preferred Stock rank at least equally with each other and with any other series of our preferred stock that we may issue, which will include the Preferred Stock (except for any senior series that may be issued with the requisite consent of the holders of Series A Preferred Stock or Series B Preferred Stock, as applicable), and rank senior to our common stock and any other stock that ranks junior to the Series A Preferred Stock or Series B Preferred Stock, as applicable, with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up. The Series A Preferred Stock and Series B Preferred Stock

are not convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. Holders of Series A Preferred Stock and Series B Preferred Stock have no preemptive rights.

Dividends

Holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, in their sole discretion out of funds legally available for the payment of dividends under the Delaware General Corporation Law and subject to the restrictions set forth below, non-cumulative cash dividends quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. Dividends of Series A Preferred Stock, if declared, will be payable with respect to each dividend period on the liquidation preference amount of $25 per share at an annual rate of 6.350%. Dividends of Series B Preferred Stock, if declared, will be payable with respect to each dividend period on the liquidation preference amount of $100 per share at an annual rate of 5.189% through and including September 15, 2010, and after September 15, 2010, at an annual rate of 1.125% plus the highest of the following benchmark rates, which will be determined in advance of each quarter: 3-month LIBOR on the related LIBOR determination date, the 10-year Treasury CMT and the 30-year Treasury CMT.

If (i) our average four quarters fixed charge ratio is less than or equal to 1.10 or (ii) our tangible stockholders’ equity is less than 5.5% of our total balance sheet assets plus securitized receivables, we may only declare dividends on our Series A Preferred Stock and Series B Preferred Stock to the extent of the net proceeds we have received from the issuance of our common stock during the 90-days prior to the relevant dividend declaration date.

So long as any Series A Preferred Stock or Series B Preferred Stock remain outstanding for any dividend period, unless the full dividends for the most recent dividend payment date on all outstanding Series A Preferred Stock or Series B Preferred Stock, as applicable, and parity stock have been paid or declared and a sum sufficient for the payment thereof has been set aside for future payment: (1) no dividend shall be declared or paid on our common stock or any other shares of our junior stock; and (2) no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of such junior stock for or into other junior stock or the exchange or conversion of one share of such junior stock for or into another share of junior stock; (ii) repurchases in support of our employee benefit and compensation programs; (iii) repurchases pursuant to our previously announced accelerated stock buyback program; and (iv) through the use of the proceeds of a substantially contemporaneous sale of junior stock).

When dividends are declared by our board of directors or a duly authorized committee of the board, in its sole discretion, and are not paid or duly provided for in full on any dividend payment date (or, parity stock dividend payment date, as the case may be) upon Series A Preferred Stock or Series B Preferred Stock, as applicable, or any shares of parity stock, including the Preferred Stock, all dividends declared upon Series A Preferred Stock or Series B Preferred Stock, as applicable, and all such parity stock and payable on such dividend payment date (or, parity stock dividend payment date, as the case may be) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series A Preferred Stock or Series B Preferred Stock, as applicable, and all parity stock payable on such dividend payment date (or, parity stock dividend payment date, as the case may be) bear to each other.

For purposes of this section “—Authorized Classes of Preferred Stock,” the term “junior stock” means any class or series of our stock that ranks junior to the Series A Preferred Stock or Series B Preferred Stock, as applicable, either as to the payment of dividends or as to the distribution of our assets upon any liquidation, dissolution or winding up of CIT Group Inc. Junior stock includes our common stock. The term “parity stock” means any other class or series of our preferred stock that ranks equally with the Series A Preferred Stock or Series B Preferred Stock, as applicable, in the payment of dividends and in the distribution of our assets on any liquidation, dissolution or winding up of CIT Group Inc.

Voting Rights

Holders of Series A Preferred Stock and Series B Preferred Stock have voting rights substantially the same as those of the holders of the Preferred Stock. See “—Voting Rights.”

Distributions

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock and Series B Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to Series A Preferred Stock and Series B Preferred Stock, as applicable, and any parity stock, a liquidating distribution in the amount of $25 per Series A Preferred Stock and $100 per Series B Preferred Stock, as applicable, plus any declared and unpaid dividends, without the accumulation of any undeclared dividends. Holders of the Series A Preferred Stock and Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Redemption

Our Series A Preferred Stock is not redeemable prior to September 15, 2010. On and after that date, Series A Preferred Stock will be redeemable at any time, at our option, in whole or in part, at a redemption price equal to $25 per Series A Preferred Stock, plus declared and unpaid dividends, without the accumulation of any undeclared dividends.

Our Series B Preferred Stock is not redeemable prior to September 15, 2010. On and after that date, Series B Preferred Stock will be redeemable at any time, at our option, in whole or in part, at a redemption price equal to $100 per Series B Preferred Stock, plus declared and unpaid dividends, without the accumulation of any undeclared dividends.

Additional Classes or Series of Stock

We will have the right to create and issue additional classes or series of stock ranking senior to, equally with, or junior to the Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Preferred Stock.

Depositary, Transfer Agent, Registrar, Dividend Disbursing Agent, and Conversion Agent

DTC will serve as the depositary for the Preferred Stock. The Bank of New York will serve as transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock.

REGISTRATION AND SETTLEMENT

Book-Entry System

The Preferred Stock will be issued in book-entry only form through the facilities of The Depository Trust Company, or “DTC.” This means that we will not issue actual stock certificates to each holder of Preferred Stock, except in limited circumstances. Instead, the Preferred Stock will be in the form of a single global stock certificate deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a stock certificate, you must be an organization that participates in DTC or have an account with an organization that participates in DTC.

Except as described in the attached prospectus, owners of beneficial interests in the global stock certificates will not be entitled to have Preferred Stock registered in their names, will not receive or be entitled to receive physical delivery of the Preferred Stock in definitive form, and will not be considered the owners or holders of Preferred Stock under our Certificate of Incorporation, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the Preferred Stock must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of Preferred Stock.

If we discontinue the book-entry only form system of registration, we will replace the global stock certificate with stock certificates in certificated form registered in the names of the beneficial owners.

Procedures for conversion on the conversion date will be governed by arrangements among the depositary, participants, and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

Same Day Settlement

As long as the Preferred Stock is represented by a global stock certificate registered in the name of DTC, or its nominee, the Preferred Stock will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the Preferred Stock to settle in immediately available funds. This requirement may affect trading activity in the Preferred Stock.

Payment of Dividends

We will pay dividends, if any, on the Preferred Stock in book-entry form to the dividend disbursing agent. In turn, the dividend disbursing agent will deliver the dividends to DTC in accordance with the arrangements then in place between the dividend disbursing agent and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the dividend disbursing agent to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the Preferred Stock is represented by a global stock certificate, we will make all dividend payments in immediately available funds.

In the event Preferred Stock is issued in certificated form, dividends generally will be paid by check mailed to the holders of the Preferred Stock on the applicable record date at the address appearing on the security register.

All transfers and deliveries of common stock will be made to the depositary or its nominee.

Notices

Any notices required to be delivered to you will be given to DTC for communication to its participants.

If the Preferred Stock is issued in certificated form, notices also will be given by mail to the addresses of the holders as they appear on the security register.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relating to the conversion of the Preferred Stock and the adjustment of the conversion rate of the Preferred Stock. This summary is intended to supplement, and should be read in combination with, the general discussion of U.S. federal income tax consequences set forth under “Certain U.S. Federal Income Tax Considerations” in the attached prospectus. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date hereof, and any of which is subject to change (possibly on a retroactive basis) or different interpretation, which may result in U.S. federal income tax consequences different from those discussed below. This summary deals only with beneficial owners that hold the Preferred Stock as a capital asset (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding the Preferred Stock or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of the Preferred Stock or common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to S corporations, partnerships or other pass-through entities or investors who hold the Preferred Stock or common stock through such entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes consequences, if any.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Preferred Stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership or such other entity. If you are a partner in a partnership or such other entity holding the Preferred Stock or shares of common stock, you should consult your independent tax advisors.

If you are considering the purchase of the Preferred Stock, you should consult your independent tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of the Preferred Stock or common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of the Preferred Stock or common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” or, in certain circumstances, individuals who are U.S. expatriates.

Consequences to U.S. Holders

For a discussion of the treatment of distributions paid on the Preferred Stock or our common stock, the treatment of the sale, exchange, or other taxable disposition of the Preferred Stock or our common stock, and backup withholding and information reporting, please see “Certain U.S. Federal Income Tax Considerations” in the attached prospectus.

Conversion of the Preferred Stock

A U.S. holder generally will not recognize gain or loss upon the conversion of the Preferred Stock into shares of our common stock. The initial tax basis of the shares of common stock received upon conversion of the Preferred Stock will equal the adjusted tax basis of the Preferred Stock that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. holder’s holding period for shares of common stock will generally include the period during which the U.S. holder held the Preferred Stock.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized equal to the difference between the amount thereof and the adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as a distribution with respect to the Preferred Stock. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Common and Preferred Stock—Distributions and—Sale or Other Taxable Dispositions of Common or Preferred Stock” in the attached prospectus for further information.

In the event a U.S. holder’s Preferred Stock is converted pursuant to an election by the holder in the case of one of certain acquisitions (see “Description of the Preferred Stock—Conversion—Conversion Upon Certain Acquisitions and—Conversion Upon Fundamental Change”), or pursuant to one of certain other transactions, including our consolidation or merger into another person (see “Description of the Preferred Stock—Conversion—Reorganization Events”), the U.S. federal income tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering that conversion. Each U.S. holder should consult its own tax advisor to determine the specific U.S. federal income tax treatment of a conversion under those circumstances.

Constructive Distributions

The conversion rate of the Preferred Stock will be adjusted in certain circumstances. See the discussion under the heading “Description of the Preferred Stock—Conversion.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Preferred Stock, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If one of these adjustments is made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of the adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Common and Preferred Stock—Distributions” in the attached prospectus. U.S. holders should consult their independent tax advisors regarding the appropriate treatment of any such constructive distributions.

Consequences to Non-U.S. Holders

For a discussion of the treatment of distributions paid on the Preferred Stock or our common stock, the treatment of the sale, exchange, or other taxable disposition of the Preferred Stock or our common stock, and backup withholding and information reporting, please see the “Certain U.S. Federal Income Tax Considerations” in the attached prospectus.

Conversion of the Preferred Stock

A non-U.S. holder generally will not recognize gain or loss upon the conversion of the Preferred Stock into shares of our common stock. Cash received in lieu of a fractional common share upon conversion generally will be treated as a payment in a taxable exchange for such fractional common share, and any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as a distribution with respect to the Preferred Stock. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation to Non-U.S. Holders—Common and Preferred Stock—Distributions and—Sale or Other Taxable Disposition of Common or Preferred Stock” in the attached prospectus for further information regarding the tax consequences to a non-U.S. holder of such payments.

Constructive Distributions

In certain circumstances, adjustments to the conversion rate of the Preferred Stock (or the failure to make such adjustments) may result in constructive distributions to holders of the Preferred Stock for U.S. federal income tax purposes (see “—Consequences to U.S. Holders—Constructive Distributions” above). Non-U.S. holders generally will be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) in respect of such a constructive distribution that is treated as paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation to Non-U.S. Holders—Common and Preferred Stock—Distributions” in the attached prospectus for further information. A constructive distribution deemed received by a non-U.S. holder would not give rise to any cash from which any applicable U.S. federal withholding tax could be satisfied. Accordingly, if we pay withholding taxes on behalf of a non-U.S. holder we may at our option, set-off any such payment against subsequent payments under the Preferred Stock, including cash distributions and common stock deliverable on conversion.

CERTAIN ERISA CONSIDERATIONS

This disclosure was written in connection with our promotion and marketing of the Preferred Stock, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code of 1986, as amended, or the Code. Prospective purchasers of the Preferred Stock should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if the Preferred Stock are acquired by a Plan with respect to which we are or any of our respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a share and the circumstances under which such decision is made. Included among these exemptions are Section 408(b)(17) and Section 4975(d)(2) of ERISA (each of which provide a limited exemption called the “service provider exemption”) and Prohibited Transaction class exemption (“PTCE”) 96-23 (relating to transaction directed by an “in- house asset manager”); PTCE 95-60 (relating to transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”) and PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the Preferred Stock.

In determining whether to make an investment, the fiduciary of Plans should also consider whether our assets will be considered “plan assets” within the meaning of ERISA and the United States Department of Labor Regulation, 29 C.F.R. § 2510.3-101, as amended by Section 3(42) of ERISA (“Plan Asset Regulation”). Under the Plan Asset Regulation, the assets of an entity in which a Plan acquires an “equity interest” that is neither a “publicly offered” security nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, are considered to be assets of the Plan for purposes of the fiduciary requirements and prohibited transaction rules in Title I of ERISA and Section 4975 of the Code unless the entity is an “operating company” (including a venture capital operating company (“VCOC”) or a real estate operating company), or investments by Plans and other “benefit plan investors” in each class of equity are not “significant.”

It is anticipated that we will qualify as an “operating company.” Assuming that we at all times qualify as an operating company, our assets will not be considered to be assets of any investor that is a Plan for purposes of the fiduciary responsibility or “prohibited transaction” provisions of the Code.

Any Plan fiduciary that proposes to cause a Plan to purchase the Preferred Stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

Foreign plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or foreign laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the Preferred Stock to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.

Each purchaser of the Preferred Stock will be deemed to have represented and agreed either: (A) the purchaser is not a (i) Plan, (ii) an entity whose underlying assets are considered “plan assets” within the meaning of ERISA and 29 C.F.R. § 2510.3-101 or (iii) a foreign, governmental or church plan subject to Similar Law or (B) the purchaser’s purchase, holding and subsequent disposition of the Preferred Stock either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable Similar Laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable Similar Laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of Preferred Stock indicated below:

Underwriters	Number of shares
J.P. Morgan Securities Inc.	2,700,000
Morgan Stanley & Co. Incorporated	2,700,000
Lehman Brothers Inc.	1,800,000
Citigroup Global Markets Inc.	1,800,000
Greenwich Capital Markets, Inc.	125,000
Mitsubishi UFJ Securities International plc	125,000
Deutsche Bank Securities Inc.	125,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	125,000
RBC Capital Markets Corporation	125,000
Wachovia Capital Markets, LLC	125,000
HSBC Securities (USA) Inc.	125,000
SG Americas Securities, LLC	125,000

Total	10,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus supplement if any of them are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.90 per share under the public offering price. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exerciserable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,500,000 additional shares of Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over- allotments, if any, made in connection with the offering of the shares by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all the underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions we will pay, and proceeds before expenses to us.

	Without over-allotment option		With over-allotment option
	Per share	Total	Per share	Total
Public offering price	$50.00	$500,000,000	$50.00	$575,000,000
Underwriting discounts and commissions	$1.50	$15,000,000	$1.50	$17,250,000
Proceeds to us before expenses	$48.50	$485,000,000	$48.50	$557,750,000

The Preferred Stock is a new series of securities with no established trading market. We will apply to list the Preferred Stock on the New York Stock Exchange under the symbol “CITPrC”. We do not currently intend to list the Preferred Stock on any other securities exchange. If approved for listing, we expect the Preferred Stock will begin trading on the New York Stock Exchange within 30 days after we issue the Preferred Stock. We have been advised by the underwriters that they intend to make a market in the

Preferred Stock but they are not obligated to do so and may discontinue their market making at any time without notice. We can provide no assurance as to the liquidity of any trading market for the Preferred Stock.

We, our directors and our executive officers have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., as representatives of the underwriters, dispose of or hedge any shares of the Preferred Stock or any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions set forth in the underwriting agreement. The representatives in their sole discretion may release any of the securities subject to the lock-up agreement at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

In order to facilitate the offering of the shares of Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position for their own accounts. A short sale is covered if the short position is not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing the shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares in the open market to stabilize the price of shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares in the offering, if the syndicate repurchases previously distributed shares to cover syndicate short positions or to stabilize the price of the shares. These activities may raise or maintain the market price of the shares above independent market levels or prevent or retard a decline in the market price of the shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We estimate that our expenses for the offering, excluding underwriting discounts and commissions will be approximately $1,550,000.

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of each of the underwriters are lenders under our credit agreements. In addition, the underwriters are serving as underwriters of the concurrent common stock offering.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the Preferred Stock in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York and Wachtell, Lipton, Rosen & Katz. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP and Davis Polk & Wardwell.

PROSPECTUS

CIT GROUP INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

CIT Group Inc. may from time to time offer and sell shares of common stock, shares of preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, stock purchase contracts or stock purchase units covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

We will provide the specific terms and prices of the securities that we may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CIT.”

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2007.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under “Where You Can Find More Information” before making an investment decision.

As used in this prospectus, the terms “CIT Group Inc.,” “CIT Group,” “CIT,” “we,” “us,” “our” and “the company” refer to CIT Group Inc., unless the context clearly indicates otherwise.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our Web site at www.cit.com. We have included our Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

We are incorporating by reference into this prospectus and any accompanying prospectus supplement the information that CIT Group Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished under applicable SEC rules, rather than filed, until the completion of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the periods ending March 31, 2007 and June 30, 2007, respectively;

•	CIT’s Definitive Proxy Statement filed with the SEC on April 4, 2007;

•

our Current Reports on Form 8-K filed with the SEC on January 9, 2007, January 17, 2007 (other than Item 7.01), January 23, 2007, January 25, 2007, January 30, 2007, February 1, 2007, February 6, 2007, February 13, 2007 (two filings), February 21, 2007, February 27, 2007, March 6, 2007, March 9, 2007, March 13, 2007, March 14, 2007, March 16, 2007, March 20, 2007, March 23, 2007, April 2, 2007, April 18, 2007 (other than Item 2.02), May 2, 2007, May 8, 2007, May 15, 2007, May 22, 2007, May 30, 2007, June 5, 2007, June 12, 2007, June 18, 2007, June 22, 2007 (two filings), July 3, 2007, July 5, 2007, July 18, 2007 (other than Item 7.01), August 3, 2007, August 7, 2007, August 8, 2007, August 14, 2007, August 28, 2007 and September 24, 2007; and

•	the description of our common stock contained in Form 8-A filed on June 26, 2002, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn Votek
Executive Vice President And Treasurer
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus are subject to unknown risks, uncertainties and contingencies. Forward- looking statements are included, for example, in the discussions about:

•	our liquidity risk management;

•	our credit risk management;

•	our asset and liability risk management;

•	our funding, borrowing costs and net finance revenue;

•	our capital, leverage and credit ratings;

•	our operational risks, including the success of build-out initiatives, acquisitions and divestitures;

•	legal risks;

•	our growth rates;

•	our commitments to extend credit or purchase equipment; and

•	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

•	risks of economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	funding opportunities and borrowing costs;

•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors; and

•	future acquisitions and dispositions of businesses or asset portfolios.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason, except as required by law.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, the net proceeds from any sale of the offered securities will be used to provide additional working funds for CIT Group Inc. CIT has not yet determined the amounts that it may use in connection with its business or that it may furnish to its subsidiaries.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures between us and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

In addition, the material specific financial, legal and other terms, as well as any material U.S. federal income tax consequences, particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the amount of debt that we may issue under the indenture or otherwise. Under the indentures, we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such debt securities, which may include medium-term notes;

•	the total principal amount of the series of debt securities and whether there shall be any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the debt securities will be payable;

•

the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•

the place or places where the principal of or any premium or interest on such debt securities will be payable, where any of such debt securities that are issued in registered form may be surrendered for registration of, transfer or exchange, and where any such debt securities may be surrendered for conversion or exchange;

•

if such debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•

provisions specifying whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•

if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•

provisions specifying whether the debt securities will be convertible into other securities of CIT and/or exchangeable for securities of CIT or other issuers and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such debt securities;

•

provisions specifying whether the principal of, and any premium or interest on such debt securities will be payable, at the election of CIT or a holder of debt securities, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such debt securities;

•	provisions specifying whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•

provisions specifying whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of CIT, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the events of default or covenants of CIT with respect to such debt securities;

•	terms specifying whether the provisions described below under “—Discharge; Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	terms specifying whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

We may from time to time, without the consent of the existing holders of the debt securities, create and issue further debt securities having the same terms and conditions as the previously issued debt securities in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Such debt securities will be fungible with the previously issued notes to the extent specified in the applicable prospectus supplement or pricing supplement.

We may also in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Negative Pledge

Neither indenture limits the amount of other securities that we or our subsidiaries may issue. However, each indenture contains a provision that we refer to in this prospectus as the “Negative Pledge” that provides that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by us, subject to certain exceptions.

The terms of the Negative Pledge do nevertheless permit us to create:

•	liens in favor of any of our subsidiaries;

•	purchase money liens;

•	liens existing at the time of any acquisition that we may make;

•	liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

•

liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

•	liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

•

arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

•	liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

•	consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

•	liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

•	liens on property or assets financed through tax-exempt municipal obligations;

•

liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

•	liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

In addition, under the subordinated indenture pursuant to which any of our senior subordinated debt is issued, we have agreed not to permit:

•

the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

•

the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

Under the more restrictive of these tests, as of June 30, 2007, we could issue up to approximately $6.8 billion of additional senior subordinated indebtedness.

Consolidation, Merger or Sale

Subject to the provisions of the Negative Pledge described above, the indentures will not prevent us from consolidating or merging with any other person or selling our assets as, or substantially as, an entirety. However, we have agreed not to consolidate with or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, unless, among other things:

•

the successor entity (if other than the company) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures;

•

the person to which our properties and assets (as an entirety or substantially as an entirety) are sold expressly assumes, as a part of the purchase price, by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures; and

•	the company or the successor entity (if other than the company), or purchaser of our properties and assets, as applicable, is not immediately thereafter in default under the indentures.

The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indentures as if it were an original party to the indentures. After assuming the obligations, the successor entity will have all our rights and powers under the indentures.

Events of Default

An “event of default” means any one of the following events that occurs with respect to a series of debt securities issued under an indenture:

•	we fail to pay interest on any debt security of such series for 30 days after payment was due;

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment or analogous obligation when due in respect of any debt securities of such series;

•

we fail to perform any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

•

any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indentures for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CIT, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding debt securities of such series shall automatically become immediately due and payable.

The trustee may withhold notice to the holders of our debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any or interest, if any, or any sinking fund payment, if applicable, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of an indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding debt securities of all series under such indenture, by notice to the trustee, may waive any past event of default or its consequences under such indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on, any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indentures.

Modification of Indenture

The indentures contain provisions permitting us and the trustee to amend, modify or supplement the indentures and any supplemental indenture under which the series of debt securities are issued. Generally, these changes require the consent of the holders of at least a majority of the outstanding principal amount of each series of debt securities affected by the change.

However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an indenture or any supplemental indenture:

•

for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

•

for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. In the event of (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to CIT or to its creditors, as such, or to its assets, or (2) any voluntary or involuntary liquidation, dissolution or other winding up of CIT, whether or not involving insolvency or bankruptcy or (3) any assignment for the benefit of creditors or (4) the taking of corporate action by CIT in furtherance of any such action or (5) the admitting in writing by CIT of its inability to pay its debts generally as they become due, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities, and to that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities, which may be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. By reason of such subordination, in the event of liquidation or insolvency of CIT, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of CIT applicable to such senior indebtedness until the principal of, any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by CIT in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all indebtedness of CIT outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with our subordinated debt securities, (3) indebtedness of CIT to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against CIT in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable, (6) any indebtedness issued in violation of the instrument creating it and (7) any guarantee of indebtedness. Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Global Securities

We may issue the global securities in either registered or bearer form, in either temporary or permanent form. Unless the prospectus supplement specifies otherwise, debt securities, when issued, will be represented by a permanent global security or securities, and each permanent global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as the Depositary, and registered in the name of a nominee of the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in those capacities, the “U.S. Depositaries”). Except under the limited circumstances described below, permanent global securities will not be exchangeable for securities in definitive form and will not otherwise be issuable in definitive form.

Ownership of beneficial interests in a permanent global security will be limited to institutions that have accounts with the Depositary or its nominee (each a “participant”) or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global security. Ownership of beneficial interests in that permanent global security by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of securities. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global security.

We have been advised by the Depositary that upon the issuance of a permanent global security and the deposit of that permanent global security with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global security to the accounts of participants.

The paying agent will make all payments on securities represented by a permanent global security registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global security representing the securities. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest on, if any, a permanent global security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global security as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of CIT, any trustee, any agent of CIT, or any agent of a trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global security or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

A permanent global security is exchangeable for definitive securities registered in the name of, and a transfer of a permanent global security may be registered to, any person other than the Depositary or its nominee, only if:

•

the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor Depositary within 90 days;

•	we, in our discretion, determine that the permanent global security will be exchangeable for definitive securities in registered form; or

•

an event of default under the applicable indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable trustee, or the applicable registrar and paying agent notify the Depositary that the permanent global security will be exchangeable for definitive securities in registered form.

Any permanent global security which is exchangeable will be exchangeable in whole for definitive securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global security, in denominations of $1,000 and integral multiples thereof. Those definitive securities will be registered in the name or names of such person or persons as the Depositary shall instruct such trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global security.

In the event definitive securities are issued, you may transfer the definitive securities by presenting them for registration to the registrar at its New York office, as the case may be. If you transfer less than all of your definitive securities, you will receive a definitive security or securities representing the retained amount from the registrar at its New York office, as the case may be, within 30 days of presentation for transfer. Definitive securities presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee for the securities, duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar for the securities at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive securities, but otherwise transfers will be without charge. If we issue definitive securities,

•	principal of and interest on the securities will be payable in the manner described below;

•	the transfer of the securities will be registrable; and

•	the securities will be exchangeable for securities bearing identical terms and provisions.

If we issue definitive securities, we will do so at the office of the paying agent, including any successor paying agent and registrar for the securities.

We may pay interest on definitive securities, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term “record date,” as used in this prospectus, means the close of business on the fifteenth day preceding any interest payment date.

Notwithstanding the foregoing, the Depositary, as holder of the securities, or a holder of more than $1 million in aggregate principal amount of securities in definitive form, may require a paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. Such paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

A paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a security at the office of the paying agent.

Except as provided above, owners of beneficial interests in a permanent global security will not be entitled to receive physical delivery of securities in definitive form and will not be considered the holders of these securities for any purpose under the applicable indenture, and no permanent global security will be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the Depositary or its nominee. So each person owning a beneficial interest in a permanent global security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Where any debt securities of any series are issued in bearer form, the restrictions and considerations applicable to such debt securities and with respect to the payment, transfer and exchange of such debt securities will be described in the related prospectus supplement.

The Depository Trust Company. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book- entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

We believe that the sources from which the information in this section concerning the Depositary and the Depositary’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including Agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the Agents. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Discharge; Defeasance and Covenant Defeasance

We may discharge certain obligations to the holders of any debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such debt securities, as the case may be.

We also may, at our option, elect to:

•

discharge any and all of our obligations with respect to the debt securities of such series, except for, among other things, our obligation to register the transfer of or exchange such debt securities and to maintain an office or agency with respect to such debt securities (which we refer to in this prospectus as “defeasance”); or

•

release ourselves from our obligation to comply with certain restrictive covenants under the indentures, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of debt securities (which we refer to in this prospectus as “covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the scheduled due dates.

Such trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event which with notice or lapse of time or both would become and an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•

we shall have delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, would not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the U.S. Internal Revenue Service.

Concerning the Trustee

The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), acts as trustee under our senior indenture and our subordinated indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of a series of outstanding debt securities; or

•

if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) a court takes certain actions relating to bankruptcy, insolvency or reorganization.

If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the debt securities of such series. We will give written notice to holders of the relevant series of debt securities, of each resignation and each removal of the trustee with respect to the debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor Trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of debt securities.

The trustee may be contacted at the following address: The Bank of New York, 101 Barclay Street–8W, New York, New York 10286, Attention: Corporate Finance. The form of senior indenture and the form of subordinated indenture were filed with the SEC as exhibits to the registration statement on January 20, 2006. Holders of any series of debt securities may obtain an indenture or any other documents relating to a series of debt securities by contacting us or the trustee or by accessing the SEC’s web site. See “Where You Can Find More Information.”

The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) and certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under a senior indenture or a subordinated indenture may act as trustee under any of our other indentures.

New York Law to Govern

The indentures are governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our by-laws, as amended, which are incorporated by reference into the registration statement of which this prospectus is a part.

As of June 30, 2007, our authorized capital stock consisted of: (1) 600,000,000 shares of common stock, par value $0.01 per share, of which 214,362,042 shares were issued, including 190,706,063 that were issued and outstanding, and 23,656,779 that were issued and held in treasury; and (2) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 14,000,000 shares of Series A preferred stock, with a liquidation preference of $25 per share, and 1,500,000 shares of Series B preferred stock, with a liquidation preference of $100 per share, were issued and outstanding.

Common Stock

Each share of our common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following three matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors: (1) amending, repealing or adopting of by-laws by the stockholders; (2) removing directors (which is permitted for cause only); and (3) amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor. Upon liquidation of CIT, subject to the rights of holders of any preferred stock outstanding, the holders of common stock will be entitled to receive our assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of CIT, may discourage bids for the common stock at a premium over market price of the common stock and may adversely affect the market price of the common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary, and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. This description is subject to the detailed provisions of a warrant agreement to be entered into between us and a warrant agent we select at the time of issue and the description in the prospectus supplement relating to the applicable series of warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the debt securities, common stock and preferred stock offered by this prospectus. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local, non-U.S. tax consequences of the purchase, ownership and disposition of the debt securities, common stock and preferred stock. This summary addresses only debt securities and shares of common or preferred stock held as capital assets within the meaning of the Code (generally, property held for investment) and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•

persons holding our debt securities or shares, as applicable, as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

The tax consequences with respect to a particular offering of debt securities or shares of common or preferred stock with special characteristics are not discussed in this prospectus. The discussion below must be read with the discussion of material U.S. federal income tax consequences that may appear in the relevant prospectus supplement or any pricing supplement for that offering.

In addition, the discussion below does not address the U.S. federal income tax consequences with respect to the purchase, ownership and disposition of receipts for depositary shares, warrants, or stock purchase contracts or units. If applicable, a discussion of the U.S. federal income tax consequences with respect to these securities will be set forth in the relevant prospectus supplement or any pricing supplement for that offering.

As used herein, a “U.S. Holder” is a beneficial owner of debt securities or shares of common or preferred stock, as the case may be, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of a note or share, as the case may be, that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debt securities or shares of common or preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding debt securities or shares of common or preferred stock, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities or shares of common or preferred stock by the partnership.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, COMMON STOCK AND PREFERRED STOCK IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, COMMON STOCK OR PREFERRED STOCK BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

Debt Securities

Payments of Interest. Except as set forth below, interest on debt securities generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time that such interest is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. Special tax accounting rules apply to debt securities issued with “original issue discount” (“OID”) for U.S. federal income tax purposes (“OID debt securities”). In general, debt securities will be treated as issued with OID if the “issue price” of the debt securities is less than their “stated redemption price at maturity” unless the amount of such difference is de minimis (i.e., less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). Regardless of the regular method of accounting used by a U.S. Holder for U.S. federal income tax purposes, OID generally must be accrued into gross income on a constant yield basis, in advance of the receipt of some or all of the cash attributable to such OID.

The “issue price” of debt securities will be the initial offering price to the public at which a substantial amount of the debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of debt securities is the sum of all payments to be made on the debt securities other than “qualified stated interest” payments. A “qualified stated interest” payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

For OID debt securities having a term to maturity of more than one year, the amount of OID includible in gross income by a U.S. Holder of the OID debt securities is the sum of the “daily portions” of OID with respect to the OID debt securities for each day during the taxable year in which such U.S. Holder held the OID debt securities (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to such accrual period.

The amount of OID allocable to any accrual period is equal to the excess (if any) of (i) the product of the “adjusted issue price” of the OID debt securities at the beginning of such accrual period and the yield to maturity of the OID debt securities, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (ii) the sum of any qualified stated interest payments allocable to the accrual period. For this purpose, accrual periods may be of any length and may vary in length over the term of the OID debt securities provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period.

The adjusted issue price of OID debt securities at the start of any accrual period is equal to the issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to the OID debt securities that were not qualified stated interest payments. Under the constant yield method for accruing OID, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID in successive accrual periods.

Debt securities may contain provisions allowing the debt securities to be redeemed prior to their stated maturity date at our option or at the option of holders. For purposes of determining yield and maturity, debt securities that may be redeemed prior to their stated maturity date at the option of the issuer generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Conversely, debt securities that may be redeemed prior to their stated maturity date at the option of the holder generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. If the exercise of such an option does not occur, contrary to the assumptions made as of the issue date, then solely for purposes of the accrual of OID, the debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price.

Short-Term Debt Securities. In the case of debt securities that that have a fixed maturity of one year or less (“short-term debt securities”), all payments, including all payments of stated interest, will be included in the stated redemption price at maturity. The short-term debt securities will be treated for U.S. federal income tax purposes as having been issued with OID in the amount of the difference between their issue price and stated redemption price at maturity (unless the U.S. Holder elects to compute OID using tax basis instead of issue price). In general, U.S. Holders that use the accrual method of accounting for U.S. federal income tax purposes and certain other U.S. Holders are required to accrue OID in respect of short-term debt securities into gross income either on a straight-line basis or, if a U.S. Holder so elects, on a constant yield basis using daily compounding. U.S. Holders that are individuals and certain other U.S. Holders that use the cash method of accounting for U.S. federal income tax purposes are not required to accrue OID on short-term debt securities in advance of the receipt of payment unless they elect to do so. If such a U.S. Holder does not elect to accrue OID on short-term debt securities into gross income, then gain subsequently recognized upon the sale, retirement or other disposition of the short-term debt securities generally will be treated as ordinary interest income to the extent of the OID that has accrued through the date of such disposition. Furthermore, a non-electing U.S. Holder of short-term debt securities may be required to defer deductions for a portion of the U.S. Holder’s interest expense with respect to any indebtedness incurred or maintained to purchase or carry the short-term debt securities.

Variable Rate Debt Securities. Treasury regulations prescribe special rules for “variable rate debt instruments” that provide for the payment of interest based on certain floating or objective rates. In general, debt securities will qualify as variable rate debt instruments (“variable rate debt securities”) if (i) the issue price of the debt securities does not exceed the total non-contingent principal payments due in respect of the debt securities by more than an amount equal to the lesser of (A) 0.015 multiplied by the product of the total non-contingent principal payments and the number of complete years to maturity from the issue date and (B) 15% of the total non-contingent principal payments, and (ii) the debt securities provide for stated interest, paid or compounded at least annually, at “current values” of (A) one or more “qualified floating rates,” (B) a single fixed rate and one or more qualified floating rates, (C) a single “objective rate,” or (D) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.” A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable rate debt securities are denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 can constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable rate debt securities

(e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the variable rate debt securities or are reasonably expected to not have a significant effect on the yield of the variable rate debt securities.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a “qualified inverse floating rate” if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The Treasury regulations also provide that if debt securities provide for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If variable rate debt securities provide for stated interest at either a single qualified floating rate or a single objective rate throughout their term, and such interest is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such variable rate debt securities will constitute qualified stated interest that is included in gross income by U.S. Holders as received or accrued in accordance with their regular methods of accounting for U.S. federal income tax purposes. Thus, such variable rate debt securities generally will not be treated as having been issued with OID unless the variable rate securities are sold at a discount from their stated principal amount, subject to a de minimis exception. In general, the amount of qualified stated interest and OID, if any, that accrues during an accrual period on such variable rate debt securities is determined under the rules described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest that was accrued under the foregoing approach.

For other variable rate debt securities, the timing and amount of OID and qualified stated interest will be determined by converting the variable rate debt securities into “equivalent fixed rate debt instruments.” The conversion of the variable rate debt securities into equivalent fixed rate debt instruments generally involves substituting for any qualified floating rate or qualified inverse floating rate a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the issue date, or substituting for any objective rate (other than a qualified inverse floating rate) a fixed rate that reflects the yield that is reasonably expected for the variable rate debt securities. In the case of variable rate debt securities that provide for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the variable rate debt securities provide for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable rate debt securities as of their issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse rate, the variable rate debt securities are then converted into equivalent fixed rate debt instruments in the manner described above.

Once the variable rate debt securities are converted into equivalent fixed rate debt instruments pursuant to the foregoing rules, the timing and amount of OID and qualified stated interest, if any, are determined for the equivalent fixed rate debt instruments by applying the general OID rules to the equivalent fixed rate debt instruments. A U.S. Holder of such variable rate debt securities will account for OID and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instruments. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the equivalent fixed rate debt instruments in the event that such amounts differ from the actual amount of interest accrued or paid on the variable rate debt securities during the accrual period.

Contingent Payment Debt Securities. If debt securities provide for variable rates of interest or other contingent payments but fail to qualify as variable rate debt securities under the rules described above, then the debt securities may become subject to the Treasury regulations governing “contingent payment debt instruments” (“contingent payment debt securities”). Under these Treasury regulations, a U.S. Holder of contingent payment debt securities generally would be required to accrue interest income each taxable year based upon a “comparable yield” for a hypothetical fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the contingent payment debt securities. We would be required to determine the comparable yield and prepare, solely for U.S. federal income tax purposes, a projected payment schedule that includes all non-contingent payments and estimates of the amount and timing of all contingent payments on the debt securities.

If the actual contingent payments made on the contingent payment debt securities in a taxable year differ from the projected contingent payments set forth on the projected payment schedule, adjustments will be made for such differences. A net positive adjustment for the amount by which actual contingent payments during the taxable year exceed the projected contingent payments for such taxable year, will be treated as additional interest income. A net negative adjustment for the amount by which actual contingent payments during the taxable year are less than the projected contingent payments for such taxable year (i) first, will reduce the amount of interest required to be accrued in the current taxable year, (ii) second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that the total interest inclusions previously accrued in respect of the contingent payment debt securities exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and (iii) third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Upon the sale, retirement or other disposition of contingent payment debt securities, any gain recognized by a U.S. Holder would be treated as ordinary income. Any loss arising in such a disposition would be treated as an ordinary loss to the extent of any prior interest inclusions in respect of the contingent payment debt securities that have not previously been reversed. The balance of such loss generally would constitute a capital loss.

The U.S. federal income tax treatment of any debt securities that will be treated as contingent payment debt securities subject to these Treasury regulations will be more fully described in the relevant prospectus supplement or any applicable pricing supplement. The rules regarding contingent payment debt securities are complex. U.S. Holders should carefully examine the relevant prospectus supplement and any applicable pricing supplement for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

Market Discount. If a U.S. Holder purchases debt securities (other than debt securities purchased at original issue at or above the issue price and other than short-term debt securities) for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any payments received in respect of the debt securities, other than payments of qualified stated interest, and any gain derived from the sale, retirement or other disposition of the debt securities, as ordinary income to the extent of the market discount that has accrued on the debt securities (on a ratable basis or, at the election of the U.S. Holder, a constant yield basis) but has not previously been included in gross income by the U.S. Holder. In addition, a U.S. Holder may be required to defer until the maturity of the debt securities, or their earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred to purchase or carry such debt securities.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described above regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Acquisition Premium. If a U.S. Holder acquires OID debt securities for an amount greater than their adjusted issue price but less than the sum of all amounts (other than qualified stated interest) payable with respect to the OID debt securities after the date of acquisition, the OID debt securities will be treated as acquired at an acquisition premium. For OID debt securities acquired with acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the OID debt securities for any taxable year will be reduced by the portion of acquisition premium properly allocable to such taxable year.

Amortizable Bond Premium. If a U.S. Holder purchases debt securities for an amount in excess of the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the debt securities at a “premium” for U.S. federal income tax purposes. In such case, the U.S. Holder generally may elect to amortize the premium over the remaining term of the debt securities, on a constant yield method, as an offset to interest includible in gross income with respect to the debt securities, and the U.S. Holder would not be required to include OID, if any, in gross income in respect of the debt securities. In the case of debt securities that provide for alternative payment schedules, the amount of premium generally is determined by assuming that a holder will exercise or not exercise options in a manner that maximizes the holder’s yield, and that the issuer will exercise or not exercise options in a manner that minimizes the holder’s yield. Any election to amortize premium would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Election to Treat All Interest as OID. U.S. Holders may elect to treat all interest in respect of debt securities as OID and to calculate the amount includible in gross income for any taxable year under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. Holder makes this election for debt securities with amortizable bond premium, the election is treated as an election under the amortizable bond premium rules described above and the electing U.S. Holder will be required to amortize bond premium for all other debt instruments with amortizable bond premium held or subsequently acquired by the U.S. Holder. The election to treat all interest as OID must be made for the taxable year in which the U.S. Holder acquires the debt securities, and the election may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

Sale, Retirement or Other Taxable Disposition of Debt Securities. Upon the sale, retirement or other taxable disposition of debt securities, a U.S. Holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the debt securities. In general, the U.S. Holder’s adjusted tax basis of the debt securities will equal the U.S. Holder’s cost for the debt securities, increased by all accrued OID or market discount previously included in gross income and reduced by any amortized premium and any cash payments previously received in respect of the debt securities other than qualified stated interest payments. Except as described above with respect to certain short-term debt securities, contingent payment debt securities and debt securities acquired at a market discount, and except with respect to gain or loss attributable to changes in exchange rates (as discussed below), such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the debt securities have been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Foreign Currency Debt Securities. In the case of debt securities denominated in a foreign currency (“foreign currency debt securities”), U.S. Holders will need to calculate and convert income into U.S. dollar values, and may be required to account for gain or loss in respect of exchange rate fluctuations, in accordance with special rules. In general, if an interest payment is made in a foreign currency to a U.S. Holder who is not required to accrue such interest prior to its receipt, the U.S. Holder will be required to include in gross income the U.S. dollar value of the interest payment, determined by translating the interest payment at the “spot rate” in effect for the foreign currency on the date that payment is received, regardless of whether the payment in fact is converted into U.S. dollars. The U.S. Holder will not recognize any exchange gain or loss with respect to the receipt of the interest payment.

A U.S. Holder who is required, under its method of accounting, to accrue interest on foreign currency debt securities prior to the receipt of the interest payment will be required to include in gross income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. Upon receipt of an interest payment on the foreign currency debt securities (or the receipt of payment of sale or other disposition proceeds attributable to unpaid interest that was previously accrued into gross income), such a U.S. Holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment, determined by translating the foreign currency received at the spot rate in effect for such foreign currency on the date received, and the U.S. dollar value of the interest income that the U.S. Holder has previously included in gross income with respect to the payment. Any exchange gain or loss generally will be treated as ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

For purposes of translating interest accruals under the foregoing rules, the average rate of exchange for an interest accrual period generally is the simple average of the exchange rates in effect for each business day of the application period (or another average that is reasonably derived and consistently applied by the U.S. Holder). A U.S. Holder may elect, however, to translate interest accruals at the spot rate in effect on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year), or on the date that the interest payment is received if that date is within five business days of the end of the accrual period. The election would apply to all foreign currency debt securities held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

The amount of OID on foreign currency debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes, as described above. Likewise, a U.S. Holder will recognize exchange gain or loss when payments attributable to the OID are made to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any foreign currency received at the spot rate for the foreign currency on the date of payment). For this purpose, all receipts on foreign currency debt securities will be viewed (i) first, as the receipt of any periodic interest payments provided under the terms of the foreign currency debt securities, (ii) second, as the receipt of previously accrued OID (to the extent of such OID), with payments considered made beginning with the earliest accrual periods, and (iii) thereafter, as the receipt of principal.

If a U.S. Holder purchases foreign currency debt securities by making payment in the relevant foreign currency, then the initial tax basis of the foreign currency debt securities will be the U.S. dollar value of the foreign currency paid, determined at the time of purchase. In the case of foreign currency debt securities that are traded on an established securities market, a cash basis U.S. Holder (or an accrual basis

U.S. Holder that so elects) will determine the U.S. dollar value of the cost of the foreign currency debt securities by translating the amount paid at the spot rate in effect on the settlement date of the purchase. A U.S. Holder who purchases foreign currency debt securities with previously owned foreign currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. Holder’s adjusted tax basis in the foreign currency and the fair market value of the foreign currency debt securities, in U.S. dollars, on the date of purchase. The exchange gain or loss will be ordinary income or loss.

When determining the amount of any gain or loss recognized by a U.S. Holder on the sale, retirement or other taxable disposition of foreign currency debt securities, the amount realized will be the U.S. dollar value of the amount realized in the foreign currency (other than amounts attributable to accrued but unpaid interest, which generally will be treated as a payment of interest), determined at the time of the sale, retirement or other taxable disposition and in accordance with the U.S. Holder’s applicable method of accounting for U.S. federal income tax purposes. In the case of foreign currency debt securities that are denominated in a foreign currency and traded on an established securities market, a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects) will determine the U.S. dollar value of the amount realized by translating at the spot rate in effect on the settlement date of the sale. A U.S. Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and disposition of foreign currency debt securities. Such gain or loss generally will be treated as ordinary income or loss from U.S. sources. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the sale, retirement or other taxable disposition of the foreign currency debt securities.

A U.S. Holder’s tax basis in foreign currency received as interest on foreign currency debt securities will be the U.S. dollar value of the interest payment at the spot rate in effect on the date that the foreign currency is received. The tax basis in foreign currency received on the sale, retirement or other taxable disposition of foreign currency debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, retirement or other taxable disposition in the manner described above. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the foreign currency will be ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

Special rules apply to foreign currency debt securities that are denominated in one of certain hyperinflationary currencies, or that are denominated in multiple currencies. Prospective investors should carefully examine the relevant prospectus supplement and any pricing supplement for any such debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such debt securities before deciding to purchase such debt securities.

Reportable Transactions. Treasury regulations dealing with the disclosure of certain “reportable transactions” could apply to investments in debt securities in some circumstances. In particular, under the Treasury regulations, a sale, retirement or other taxable disposition of foreign currency debt securities would be subject to disclosure requirements if such sale, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Prospective investors in foreign currency debt securities should consult their own tax advisors to determine the disclosure obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Common and Preferred Stock

Distributions. A distribution paid by us in respect of common or preferred stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. Holder will be included in the gross income of the U.S. Holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that such distributions to the U.S. Holder do not exceed the U.S. Holder’s adjusted tax basis in the shares of common or preferred stock with respect to which the distribution is paid, but rather will reduce the U.S. Holder’s adjusted tax basis in such common or preferred stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. Holder’s adjusted tax basis in the common or preferred stock, such distributions generally will be taxable as capital gain realized in respect of the common or preferred stock.

Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), dividends paid to certain non-corporate U.S. Holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. Holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of common or preferred stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of common or preferred stock to qualify as dividends for U.S. federal income tax purposes.

U.S. Holders should be aware that dividends exceeding certain thresholds in relation to such U.S. Holders’ tax basis in the common or preferred stock could be characterized as “extraordinary dividends” (as defined in section 1059 of the Code). Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its tax basis in the common or preferred stock by the portion of such dividend that is not taxed because of the dividends received deduction, and is required to recognize taxable gain to the extent such portion of the dividend exceeds the U.S. Holder’s tax basis in the common or preferred stock. U.S. Holders who are individuals and who receive an “extraordinary dividend” would be required to treat any losses on the sale of the common or preferred stock as long-term capital losses to the extent that the dividends received by them qualified for the reduced 15% tax rate on qualified dividend income, as described above. Prospective investors in common or preferred stock should consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules to an investment in the common or preferred stock.

Sale or Other Taxable Dispositions of Common or Preferred Stock. In general, a U.S. Holder will recognize capital gain or loss upon the sale or other taxable disposition of common or preferred stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. Holder’s adjusted tax basis in the common or preferred stock at the time of the disposition. Any such capital gain will be long-term capital gain if the common or preferred stock has been held by the U.S. Holder for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The ability to utilize capital losses is subject to limitations under the Code.

Redemptions of Common Stock or Preferred Stock. A redemption of shares of common or preferred stock generally will be treated under section 302 of the Code as a distribution unless the redemption satisfies one of the tests set forth in section 302(b) of the Code and is therefore treated as a sale or exchange of the common or preferred stock that is redeemed. If a redemption of shares of common or preferred stock is treated as a sale or exchange, the redemption will be taxable as described under the caption “—Sale or Other Taxable Dispositions of Common or Preferred Stock” above, except that an amount received in respect of declared but unpaid dividends generally will be taxable as a dividend if we have sufficient current or accumulated earnings and profits, as described above under the caption “—Distributions.”

A redemption will be treated as a sale or exchange if it (i) results in a “complete termination” of a U.S. Holder’s interest in us, (ii) is “substantially disproportionate” with respect to a U.S. Holder, or (iii) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of common or preferred stock deemed owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must be taken into account. A redemption of shares of common and preferred stock held by a U.S. Holder generally will qualify for sale or exchange treatment if the U.S. Holder does not own (actually or constructively) any shares of any classes of our common or preferred stock following the redemption, or if the U.S. Holder owns (actually or constructively) only an insubstantial percentage of our common or preferred stock, the redemption has the effect of decreasing such ownership percentage and the U.S. Holder does not participate in our control or management. However, the determination as to whether any of the tests of section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time of the redemption.

If a redemption of shares of common or preferred stock is treated as a distribution, the entire amount received will be taxable as described under the caption “—Distributions” above. In such case, a U.S. Holder’s adjusted tax basis in the redeemed shares of common or preferred stock generally will be transferred to any remaining shares of common or preferred stock held by such U.S. Holder immediately after the redemption. If a U.S. Holder does not own any other shares of common or preferred stock immediately after the redemption, such tax basis may, under certain circumstances, be transferred to shares of common or preferred stock held by a person related to such U.S. Holder, or the tax basis may be entirely lost.

Prospective investors should consult their own tax advisors for purposes of determining the tax consequences resulting from redemption of shares of common or preferred stock in their particular circumstances.

Terms of Preferred Stock. The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). In certain circumstances where a U.S. Holder’s ownership interest in us is increased, a U.S. Holder may be required to recognize dividend income prior to the payment of an actual dividend. Prospective investors should carefully examine the relevant prospectus supplement and any applicable pricing supplement and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

In general, a U.S. Holder (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to (i) payments of principal, premium, and interest (including OID, if any) paid in respect of, and the proceeds from a sale, redemption or other disposition before maturity of, the debt securities, and (ii) dividends and other taxable distributions paid in respect of, and the proceeds from a sale, redemption or other disposition of, the common or preferred stock. In addition, such a U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

U.S. Federal Income Taxation of Non-U.S. Holders

Debt Securities

Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:

(a) payments of interest (including OID, if any) on the debt securities by CIT or our paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code;

•

the interest (including OID, if any) is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the interest (including OID, if any) is not considered contingent interest under section 871(h)(4)(A) of the Code and the Treasury regulations thereunder; and

•	the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

(b) a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of the debt securities, unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

The certification requirement referred to in subparagraph (a) above will be fulfilled if (i) the beneficial owner of the debt securities certifies on IRS Form W-8BEN or other successor form, under penalties of perjury, that such beneficial owner is not a U.S. person and provides its name and address, and (ii) the beneficial owner files IRS Form W-8BEN or other successor form with the withholding agent, or in the case of debt securities held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the beneficial owner and furnishes the withholding agent with a copy. With respect to debt securities held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership generally will be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder of debt securities is engaged in the conduct of a trade or business in the United States, and if premium (if any) or interest (including OID) on the debt securities, or gain realized on its sale, retirement or other taxable disposition of the debt securities is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder. See “U.S. Federal Income Taxation of U.S. Holders” above. In lieu of the certificates described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding tax. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

Common and Preferred Stock

Distributions. Except as described below, dividends paid to a Non-U.S. Holder in respect of common or preferred stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a Non-U.S. Holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. Holders eligible for a reduced rate of U.S. federal withholding tax under an applicable tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a Non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. Non-U.S. Holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common or Preferred Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common or preferred stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the five year period (or shorter holding period for the common or preferred stock) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a Non-U.S. Holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, as described above. See “U.S. Federal Income Taxation of U.S. Holders” above. A corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments. As discussed above under “—U.S. Holders—Redemption of Common or Preferred Stock,” the proceeds received from a redemption of shares of common or preferred stock may be treated as a distribution in certain circumstances, in which case, the discussion above under “—Distributions” would be applicable.

Terms of Preferred Stock. The U.S. federal income tax consequences of the purchase, ownership or disposition of preferred stock will depend on a number of factors, including the specific terms of the preferred stock (such as any put or call option or redemption provisions, any conversion or exchange features and the price at which the preferred stock is sold). Prospective investors should carefully examine the relevant prospectus supplement and any applicable pricing supplement, and should consult their own tax advisors, regarding the material U.S. federal income tax consequences, if any, of the ownership and disposition of preferred stock based upon their particular circumstances and the terms of the preferred stock.

Backup Withholding and Information Reporting

In general, CIT or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest (including OID) on the debt securities, and dividends on the common or preferred stock, paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest and dividend payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the debt securities or shares of common or preferred stock provided that CIT or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person (as defined under the Code), and CIT or our paying agent has received from the Non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of debt securities or shares of common or preferred stock, as the case may be, that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of debt securities should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following three ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or pricing supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement or pricing supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement or pricing supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement or pricing supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or pricing supplement, and the applicable prospectus supplement or pricing supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, all securities offered by this prospectus, other than our common stock that is listed on the New York Stock Exchange, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement or pricing supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

10,000,000 Shares of 8.75%
Non-Cumulative Perpetual
Convertible Preferred Stock,
Series C

CIT Group Inc.

April 21, 2008

JPMorgan
Morgan Stanley
Lehman Brothers
Citi